UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ALLEGION™

PIONEERING SAFETY™

2026 Proxy Statement

Notice of Annual General Meeting of Shareholders

ALLEGION™
PIONEERING SAFETY™

Our Vision

Creating a safer and more accessible world

Our Strategy

Allegion creates value with security and access solutions

- Build on our Legacy
- Deliver and Capture Recurring Value
- Be the Partner of Choice
- Operate with Excellence

Our Values

The foundation of our dynamic and innovative culture

- SERVE OTHERS, NOT YOURSELF
- DO THE RIGHT THING
- BE CURIOUS BEYOND THE OBVIOUS
- HAVE A PASSION FOR EXCELLENCE
- ENJOY WHAT YOU DO AND CELEBRATE WHO WE ARE
- BE SAFE, BE HEALTHY
- BE EMPOWERED AND ACCOUNTABLE
- THIS IS YOUR BUSINESS, RUN WITH IT

Letter from Our President & CEO

Fellow Shareholders,

I am humbled, grateful and proud to share the progress Allegion has made in delivering on our commitments to you. Our achievements are a direct result of the passion of our people, the resilience of our business model and the trust of our valued partners and customers.

Allegion delivered a strong year in 2025 with high-single-digit enterprise revenue and earnings growth, demonstrating our ability to execute effectively in a dynamic and inflationary environment. We ended the year with cash flow of more than $685 million, up nearly 18% versus 2024[1]. At the same time, Allegion achieved top-quartile employee engagement in the manufacturing industry and was again honored with the Gallup Exceptional Workplace Award. Our people are our greatest asset, and I'm proud of the results we've driven while fostering a thriving culture.

Allegion's brands and our legacy of innovation are also central to our success. In 2026, our LCN (invented the door closer) and CISA (patented the first electrically controlled lock) brands turn 100 years old – joining Bricard, Schlage and Von Duprin, who each boast more than a century of service to the safety and security of people around the world. Allegion is a company of innovators, experts in our industry, partners of choice for security and access. With our expansive product portfolio and made-to-order manufacturing capability, we have distinct and defendable competitive advantages to create value for customers and shareholders.

Our accelerated organic investments are expanding those advantages, opening new market segments for Allegion and fueling our opportunities for long-term, above-market growth in electronics. In 2025, we announced the battery-less SimonsVoss FORTLOX Cylinder, managed via SimonsVoss software to secure critical infrastructure and large complexes. We embedded new WiFi technology in Schlage XE360™ electronic locks for multifamily and non-residential spaces – cutting installation costs by at least 25%, enabling faster, real-time lock commands and driving the ability to deploy electronic access control in more places. As we emphasized at our first annual Developer Conference, Schlage electronic locks will be the easiest to integrate with building automation systems as Allegion redefines the connected access experience with more security, convenience and functionality than ever before.

Allegion also accelerated inorganic investments last year, completing approximately $630 million in acquisitions. Across Allegion Americas and Allegion International, we strengthened our core mechanical portfolio and added complementary electronics and software solutions that further differentiate our hardware. We are focused on driving returns and staying true to our strategy as we solidify Allegion's position as a leading pureplay in security and access.

Looking ahead, I'm confident in our team, our brands and our best-in-class distribution, bolstered by our competitive advantages in technology, manufacturing and go-to-market capabilities. Allegion is dedicated to delivering value to our shareholders while advancing our vision to create a safer and more accessible world.

Regards,

John H. Stone
President & CEO, Allegion plc

LCN.

Allegion team members showcase the recently enhanced LCN® Senior Swing Auto Operator, made in Princeton, Illinois.

See back for footnotes.

© 2026 Allegion plc. All rights reserved.

GALLUP EXCEPTIONAL WORKPLACE AWARD

Three-Time Winner
2024, 2025 & 2026

BOLD
BOLD

CISA
OPENING THE NEXT 100
DI PORTE APERTE

Top Quartile

Employee engagement[2] vs. all companies in Gallup database as of Feb. 2026 zeit

~53%

Total Shareholder Return for the 2023-2025 performance period

PANEL BUILD

We are many. We are one. We are Allegion.

Visit **www.allegion.com/annualreport** to learn more about Allegion's 2025 performance.

(1) Available cash flow generation is a non-GAAP measure. See Appendix A to the accompanying 2026 Proxy Statement for the definitions of these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. generally accepted accounting principles measure.
(2) Percentile is based on Gallup's Q12 Overall Company Level Database from the survey year. GALLUP is a registered trademark of Gallup, Inc. and the property of its owner.
© 2026 Allegion plc. All rights reserved.

NOTICE OF 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholders:

We are pleased to invite you to the Annual General Meeting of Shareholders of Allegion plc. Details for the meeting, including the proposals to be considered and voted upon by our shareholders, are as follows:

When	June 4, 2026, at 4:30 p.m., local time

Location	The Shelbourne, 27 St. Stephen’s Green, Dublin 2, Ireland

Record Date	Only shareholders of record as of the close of business on April 9, 2026, are entitled to receive notice of, and to vote at, the Annual General Meeting.

Items of Business:	Board’s Vote Recommendations
1. Elect the eight director nominees named in the proxy statement.	FOR ALL
2. Approve the compensation of our named executive officers on an advisory (non-binding) basis.	FOR
3.
To determine, by an advisory (non-binding) vote, whether an advisory shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.
ONE YEAR
4.
Ratify the appointment of our independent registered public accounting firm and authorize the Audit and Finance Committee of the Board of Directors to set the independent registered public accounting firm’s remuneration for the fiscal year ending December 31, 2026.
FOR
Annual Irish Law Proposals
5. Renew the Board of Directors’ authority to issue shares under Irish law.	FOR
6. Renew the Board of Directors’ authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution under Irish law).	FOR
Conduct such other business properly brought before the meeting (including any adjournments, postponements or continuations thereof).

Your vote is very important. Whether or not you plan to attend the Annual General Meeting, please vote your shares as soon as possible over the Internet or telephone (using the control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form), or by completing, signing, dating and mailing your proxy card or voting instruction form.

Online	By Mail	By Phone	In Person
Visit www.proxyvote.com	Return your proxy card or voting instruction form	Call 1-800-690-6903	Attend the meeting

If you are a beneficial owner of shares held in “street name” through a bank or broker, please refer to the voting instruction form sent to you by your bank or broker to see what voting methods are available to you.

By Order of the Board of Directors,

Tandra M. Foster

Corporate Secretary

If you are a shareholder of record who is entitled to attend and vote, then you are entitled, using the form provided (or the form in Section 184 of the Companies Act 2014), to appoint a proxy or proxies to attend the Annual General Meeting and vote on your behalf. Any proxy is not required to be a shareholder of the Company. If you wish to appoint as proxy any person(s) other than the individuals specified on the proxy card provided, please contact the Corporate Secretary at our registered office.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on June 4, 2026: The Proxy Statement and Annual Report are available at www.proxyvote.com.

Registered Office Address: Unit No. 233, The Capel Building, Mary’s Abbey Dublin 7, D07 X324, Ireland Company No. 527370	U.S. Mailing Address: c/o Schlage Lock Company LLC 11819 N. Pennsylvania Street Carmel, Indiana 46032, U.S.A.

VOTING ROADMAP

1	Annual Election of Directors	4	Ratification of the Appointment of PwC

The Board of Directors and the Corporate Governance and Nominating Committee believe the eight director nominees possess the necessary qualifications and experience to provide guidance to the Company’s management and effectively oversee the business and long-term interests of shareholders.

The Board of Directors and the Audit and Finance Committee believe the retention of PricewaterhouseCoopers (PwC) as the Company’s independent public registered accounting firm for the fiscal year ending December 31, 2026, is in the best interests of the Company and its shareholders. Shareholders are being asked to ratify the Company’s selection of PwC and to authorize the Audit and Finance Committee to set the independent registered public accounting firm’s remuneration for the fiscal year ending December 31, 2026.

The Board recommends a vote FOR each director nominee		The Board recommends a vote FOR this proposal
See page 2 for further information		See page 80 for further information

2-3	Advisory Vote to Approve Executive Compensation and Vote on Say-on-Pay Frequency	5-6	Annual Irish Law Proposals

2. The Company is seeking a non-binding advisory vote to approve the compensation of its Named Executive Officers. The Compensation Discussion and Analysis begins on page 38 and the 2025 Summary Compensation Table begins on page 60.

3. The Company is seeking a non-binding advisory vote to determine whether a non-binding advisory shareholder vote to approve the compensation of its Named Executive Officers should occur every one, two or three years.

5. The Company is seeking to renew the Board of Directors’ Authority to Issue Shares under Irish Law.

6. The Company is seeking to renew the Board of Directors’ Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders (Special Resolution under Irish Law).

The Board recommends a vote FOR proposal 2 and ONE YEAR for proposal 3		The Board recommends a vote FOR these two proposals
See pages 37 and 78, respectively, for further information regarding these two proposals		See pages 84 and 85, respectively, for further information regarding these two proposals

The Board of Directors (the “Board” or “Board of Directors”) of Allegion plc (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the Annual General Meeting of Shareholders (“AGM,” the “Annual General Meeting” or the “meeting”), and any adjournments, postponements or continuations thereof. This proxy statement (“Proxy Statement”) and the enclosed proxy card or voting instruction form, or the Notice Regarding the Availability of Proxy Materials, are first being mailed or otherwise furnished on or about April 17, 2026, to shareholders of record as of the close of business on April 9, 2026 (the “Record Date”).

i

PROXY HIGHLIGHTS

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance practices that promote the long-term interests of our shareholders, stakeholders, customers, suppliers, employees and communities in which we operate, strengthen the Board and management accountability, and help build public trust. We continue to monitor emerging best practices in corporate governance and adopt measures as appropriate. The following is a summary of some of our corporate governance practices.

Board Composition, Independence and Participation

Seven of the eight director nominees are independent under New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Guidelines.
The Chair of the Board is independent, and the roles of Chair of the Board and CEO are separate and held by different individuals.

All members of the Board’s three committees, the Audit and Finance Committee, the Compensation and Human Capital Committee, and the Corporate Governance and Nominating Committee (each, a “Committee” and collectively, the “Committees”), are independent.

Term limit (10 years) is in place for non-employee directors, unless waived by the Board.

Non-employee directors may not serve on the board of more than three other public companies. Further, non-employee directors who serve as an executive officer of a public company may not serve on the board of more than one other public company.

No member of the Audit and Finance Committee may serve on more than three other public company audit committees.
Six of the eight (75%) director nominees are women and/or racially/ethnically diverse; we have a woman serving as Chair of the Board, and a diverse director chairs each of our three Board Committees.
The Board has a good balance of new and experienced directors, with the tenure of continuing directors averaging 4.6 years* as compared to the S&P 500 average of 7.8 years.
Average age of director nominees is 62 years*, compared to the S&P 500 average of 63.6 years.
Each of the Committees has the authority to hire independent experts and consultants, as needed.
Each of the director nominees attended at least 89% of the Board meetings and 80% of the Committee meetings during the time that he or she served during 2025.
Independent directors have full access to management and other employees.

*	Average measured as of the date of the 2026 AGM.

Board Conduct and Oversight

Our Code of Conduct applies to all directors, officers and employees.
The Board spends the majority of its time reviewing and engaging on strategic matters.

The Board has oversight of risk management, including information technology, cybersecurity, artificial intelligence, privacy, disruptive technology and other top enterprise risks, and receives regular briefings from management on such matters.

The Board, either directly or through its Committees, has oversight of corporate sustainability and environmental, social and governance (“ESG”) initiatives, including strategies, goals, performance and reporting.

Our Insider Trading Policy prohibits our executive officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan.
The Board and each of the Committees conduct self-assessments of their performance and effectiveness annually.
Board and Committee self-assessments include one-on-one interviews with the Chair and each director to ensure thoughtful, candid feedback.
Executive sessions of independent directors, chaired by the independent Chair of the Board or the Chair of the respective Committee, are generally held at each of the Board and Committee meetings.
Our Corporate Governance Guidelines and all Committee Charters are reviewed by the Board at least annually.
Emerging topics and developments in corporate governance best practices are reviewed on an ongoing basis.
Succession planning is conducted at all levels, including for the Board, CEO and senior management.
The Board monitors relations with shareholders, stakeholders, customers, suppliers, employees and communities in which we operate.
All Board members have access to and full support for continuing education training.

OUR DIRECTOR NOMINEES

Set forth below is summary information about each director nominee.

					Committee Memberships
Nominee	Age*	Director Since	Principal Occupation	Independent				Tenure**	Gender	Race
Susan L. Main	67	2023	Former Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated		C	●	●	2.7	Female	White
Steven C. Mizell	66	2020	Retired Executive Vice President and Chief Human Resources Officer of Merck & Co., Inc.		●	C	●	6.3	Male	Black / African American
Nicole Parent Haughey	54	2017	Former Chief Operating Officer of Island Creek Oysters		●	●	●	8.8	Female	White
Lauren B. Peters	64	2021	Former Executive Vice President and Chief Financial Officer of Foot Locker, Inc.		●	●	C	4.9	Female	White
Ellen Rubin	57	2023	Former CEO of Causely, Inc.		●	●	●	3.2	Female	White
Gregg C. Sengstack	67	2024	Former Executive Chairperson of Franklin Electric Co., Inc.		●	●	●	1.5	Male	White
John H. Stone	55	2022	President and Chief Executive Officer of Allegion plc					3.9	Male	White
Dev Vardhan	66	2020	Former Senior Partner of McKinsey & Company		●	●	●	5.6	Male	Asian

Audit and Finance Committee	Compensation and Human Capital Committee	Corporate Governance and Nominating Committee	C Chair

*	Age calculated as of April 1, 2026
**	Calculated through the 2026 AGM meeting date

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We are committed to conducting business in a safe, environmentally responsible and sustainable manner, in compliance with all applicable environmental, health and safety (“EHS”) laws and regulations — and in a manner that helps promote and protect the health and safety of our environment. This commitment is congruent with our Company values including: “Be safe, be healthy,” “Do the right thing” and “Be empowered and accountable.” These values are a way of life at Allegion and guide how we conduct our business. Highlights of our ESG efforts are discussed in the “Corporate Sustainability Highlights” section starting on page 30 of this Proxy Statement. Additional information about our corporate sustainability efforts, policies, goals and key achievements, including our EEO-1 report containing the Company’s most recent year’s demographic data, are available on our website at www.allegion.com under the heading, “ESG.” The information contained on, or that may be accessed through, the Company’s websites is not incorporated by reference into, and is not part of, this Proxy Statement.

EXECUTIVE COMPENSATION

Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic objectives and with shareholder interests. Our long-term business strategy is built on four strategic growth pillars: (i) build on our legacy; (ii) be the partner of choice; (iii) deliver and capture recurring value; and (iv) operate with excellence.

The primary objectives of our executive compensation program are to:

●	Create and reinforce our pay-for-performance culture;
●	Align the interests of management with our shareholders;
●	Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;
●	Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and
●	Integrate with our performance management process of goal setting and formal evaluation.

v

Practices we DO have	Practices we DON’T have

    Incentive award metrics that align pay to strategic business performance measures

    Directors and executives must comply with robust share ownership requirements, with all directors and executives in compliance, or on track to achieve compliance, with these obligations

    Maintain enhanced incentive compensation clawback / recoupment policies

    Severance benefits triggered only upon a qualifying termination following a change-in-control

    Significant percentage of executive compensation target opportunity is contingent on performance measured against pre-established performance goals

    Conduct competitive benchmarking to ensure executive pay is aligned to market

    Independent compensation consultant is retained by and reports to the Compensation and Human Capital Committee

    Annual Say-on-Pay vote by shareholders

    Repricing of options without shareholder approval

    Hedging or pledging transactions, speculative transactions or short sales by executive officers or directors

    Automatic single-trigger equity vesting upon a change in control

    Excessive perquisites

    Excessive severance benefits or other non-performance-based compensation

    Employment agreements with defined term lengths

    Uncapped incentive compensation opportunities

    Tax gross-ups under change-in-control agreements

Pay for Performance

Our executive compensation program is market competitive for target total direct compensation, aligned with our peer group median and designed to result in greater variance in actual total compensation based on the Company’s performance. A significant percentage of our executives’ total direct compensation is in the form of performance-based compensation over short- and long-term time horizons, such as annual cash incentives, Performance Stock Units (“PSUs”) and other equity awards that vest over three years.

Our annual incentive plan (“AIP”) is designed to incentivize financial performance, including profitable revenue growth and the delivery of strong cash flow, and the PSUs granted under our long-term incentive plan align our executives with shareholder interest by rewarding value creation over the long term.

Overall, 2025 was marked by high-single digit enterprise revenue growth, accretive capital deployment and strong cash generation. Our financial highlights for fiscal year 2025 included:

●	Net revenues of $4,067.3 million (an increase of 7.8% compared to fiscal year 2024);
●	Operating income of $859.5 million (an increase of 10.1% compared to fiscal year 2024); adjusted operating income of $944 million (an increase of 9.7% compared to fiscal year 2024);
●	Available cash flow of $685.7 million (an increase of 17.6% compared to fiscal year 2024);
●	EPS of $7.44 (an increase of 9.1% compared to fiscal year 2024); adjusted EPS of $8.14 (an increase of 8.1% compared to fiscal year 2024); and
●	Total Shareholder Return (“TSR”) of 52.73% for the 2023-2025 performance period, which fell into the 50th percentile of the S&P 400 Capital Goods Index.

Allegion’s strong performance resulted in a payout of 131.31% under the AIP (subject to region- and individual-specific performance) and a PSU payout of 125% for the 2023-2025 performance period. These payouts were based on pre-established goals approved by the Compensation and Human Capital Committee under each plan and are discussed further in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement.

Adjusted operating income and adjusted EPS are financial measures not calculated in accordance with United States generally accepted accounting principles (“GAAP”). Please see Appendix A of this Proxy Statement for additional details and definitions regarding these financial measures. For information regarding the Compensation and Human Capital Committee’s actions with respect to our AIP and long-term incentive (“LTI”) plan design and payouts, please see “2025 Annual and Long-Term Incentive Plan Designs and Payouts” in the CD&A.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

At the AGM, our shareholders will vote, on a non-binding advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement. While the vote is advisory in nature, our Compensation and Human Capital Committee intends to carefully consider the shareholder voting results for this proposal as it evaluates the Company’s compensation plans and compensation philosophy in future years. Before considering this proposal, please read the CD&A and the other Executive Compensation sections of this Proxy Statement for a thorough discussion of our executive compensation program and our executive compensation philosophy.

2027 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Deadline for receipt of written notice of shareholder proposals to be considered for inclusion in the proxy statement for the 2027 AGM:	December 18, 2026
Deadline for receipt of written notice of proposals and nominations for director to be properly brought before the 2027 AGM (but not included in the proxy statement):	March 5, 2027

Any nomination or other proposal must also meet the other requirements of our Articles of Association, Rule 14a-8 under the Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable U.S. Securities and Exchange Commission (“SEC”) rules relating to shareholder proposals. In addition to satisfying the requirements under our Articles of Association, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

1	Annual Election of Directors

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has nominated the following eight individuals to the Board for a one-year term. If elected, each director nominee will hold office until the 2027 AGM and until their successor is elected and qualified.

● Lauren B. Peters (Non-Executive Chair)	● Ellen Rubin
● Susan L. Main	● Gregg C. Sengstack
● Steven C. Mizell	● John H. Stone (President and CEO)
● Nicole Parent Haughey	● Dev Vardhan

The Board unanimously recommends a vote FOR each nominee.

Each director nominee was elected by the shareholders at the 2025 AGM. All director nominees were determined to be independent under NYSE listing standards and the Company’s Corporate Governance Guidelines, except for John H. Stone (our President and CEO).

The size of the Board is currently set at eight directors. Each director nominee has agreed to stand for election and has agreed to serve if elected. We currently have no reason to believe that any of the nominees would be unable or unwilling to serve if elected. However, if before the AGM any director nominee becomes unable to serve, or chooses not to serve, the Board may nominate another individual as a substitute. If that happens, the persons named as proxies in the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the vacancy. If a director is not re-elected in a director election, the director must retire at the end of the AGM.

Vote required:	Affirmative vote of a majority of the votes cast.
Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.

BOARD EXPERTISE AND SKILLS

The Board and the Corporate Governance and Nominating Committee believe that all director nominees should exhibit certain general qualifications such as having the highest professional and personal ethics consistent with Allegion’s Code of Conduct, demonstrating innovative thinking, a commitment to building shareholder value and sufficient time to effectively carry out the duties as director.

In addition, the Board should possess a varied and balanced mix of skills, business and leadership experience, broad experience and viewpoints that are aligned with the Company’s long-term business strategy, as well as current and expected future business needs.

The table below and the biographies that appear later in this Proxy Statement summarize how these qualifications and experiences are linked to our Company’s core business needs and priorities. If any individual director nominee is not listed as having a particular attribute, it does not signify his or her lack of ability to contribute in that area.

Knowledge and Skills	Global Business / International	The Company has more than 13,000 full-time global employees and sells its leading solutions across the world. Growing sales and operating in international markets support the Company’s strategy.
	Innovation / Technology	Directors with expertise in disruptive technologies and combining software solutions with leading-edge physical products are critical to the Company’s strategy.
Industrial / Manufacturing

The Company is a leading global provider of security and access products and solutions. Directors with industrial and manufacturing experience enable a better understanding of the Company’s businesses and production capabilities.

	Capital Allocation	Success of the Company’s strategy is tied to its effective deployment of capital. Directors with broad P&L and operational experiences support this.
	Strategy / M&A	Experience in business development and M&A provides the Board insight into developing and implementing strategies for growing our Company.
	Human Capital Management	Experience in senior executive development, succession planning and compensation matters helps the Board effectively oversee the Company’s efforts to recruit, retain and develop key talent.

Experience	Business Leadership / Operations	Experience serving as CEO or a senior executive as well as hands-on leadership experience in core management areas of operations are important qualifications for our directors.
	Financial Services / Financial Expertise	The Company believes having a deep understanding of finance, financial services and financial reporting is important to help guide the Company in building long-term shareholder value.
Boards of Other Public Companies

Service on the boards and committees of other public companies is valuable for director nominees and directors, as these experiences can help them identify trends and best practices around corporate governance, enterprise risk, board-management engagement and innovative thinking.

	Susan L. Main	Steven C. Mizell	Nicole Parent Haughey	Lauren B. Peters	Ellen Rubin	Gregg C. Sengstack	John H. Stone	Dev Vardhan
Knowledge and Skills
Global Business / International	●	●		●		●	●	●
Innovation / Technology	●	●	●	●	●	●	●	●
Industrial / Manufacturing	●	●	●			●	●
Capital Allocation	●		●	●	●	●	●
Strategy / M&A	●	●	●	●	●	●	●	●
Human Capital Management	●	●	●	●	●	●	●
Experience
Senior Leadership Position (most senior position held)	CFO	CHRO	Managing Partner / COO	CFO	Founder / CEO	Chair / CEO	CEO / President	Sr. Partner
CEO / Business Head			●		●	●	●
Business Leadership / Operations	●	●	●	●	●	●	●	●
Financial Services / Financial Expertise	*		●	*		●		●
Boards of Other Public Companies	●	●	●	●	●	●	●

Biographical Data
Independent	●	●	●	●	●	●		●
Tenure**	2.7	6.3	8.8	4.9	3.2	1.5	3.9	5.6
Age***	67	66	54	64	57	67	55	66
Gender	Female	Male	Female	Female	Female	Male	Male	Male
Race / Ethnicity	White	Black / African American	White	White	White	White	White	Asian

*	Designated as an SEC Audit Committee Financial Expert
**	Calculated through the 2026 AGM meeting date
***	Age calculated as of April 1, 2026

2026 DIRECTOR NOMINEES

SUSAN L. MAIN Retired Senior Vice President and Chief Financial Officer, Teledyne Technologies | 67

Director since: 2023

Audit and Finance Committee Chair since: 2024

Audit Committee Financial Expert

Other Current Public Company Directorships:

Ashland, Inc. (NYSE: ASH)

Prior Public Company Directorships:

Garrett Motion Inc. (NASDAQ: GTX)

Knowledge, Skills & Experience:

Global Business / International

Innovation / Technology

Industrial / Manufacturing

Capital Allocation

Strategy / M&A

Human Capital Management

Business Leadership / Operations

Financial Services / Expertise

Boards of other Public Companies

Background

Teledyne Technologies, Inc. (NYSE: TDY), a global provider of enabling technologies for industrial growth markets. Senior Vice President & Chief Financial Officer (2012-2023); Vice President & Controller (2004-2012)

WaterPik Technologies, Inc., a provider of swimming pool electronics and equipment, residential and commercial water heating systems, and personal healthcare products. Vice President & Controller (1999-2004)

Key Expertise Supporting Nomination

Ms. Main has extensive experience as a C-Level executive in an organization with operations in multiple continents and more than 10,000 global employees. She served as Chief Financial Officer (CFO) and a senior leader for a diversified high-tech manufacturing corporation, and in senior leadership roles in aerospace, defense and healthcare products.

She is an audit committee financial expert, with more than 10 years of experience as a public company CFO, who has also previously served as a controller for two public companies. In total, she has four decades of financial responsibility for multiple public companies.

Her extensive experience also includes over two decades of M&A transactions, serving as financial lead in more than 50 acquisitions. She additionally oversaw IT / enterprise resource planning integration of acquired companies.

Ms. Main’s experiences across business leadership, M&A and operations, financial expertise and capital allocation for global companies and diverse industries drive value for the Allegion Board.

STEVEN C. MIZELL Retired Executive Vice President and Chief Human Resources Officer, Merck & Co., Inc. | 66

Director since: 2020

Compensation and Human Capital Committee Chair since: 2021

Other Current Public Company Directorships:

Group 1 Automotive, Inc. (NYSE: GPI)

GRAIL, Inc. (NASDAQ: GRAL)

Prior Public Company Directorships:

Oshkosh Corporation (NYSE: OSK)

Knowledge, Skills & Experience:

Global Business / International

Innovation / Technology

Industrial / Manufacturing

Strategy / M&A

Human Capital Management

Business Leadership / Operations

Boards of other Public Companies

Background

Merck & Co., Inc. (NYSE: MRK), a global pharmaceutical company. Executive Vice President and Chief Human Resources Officer (2018-2024)

The Monsanto Company (NYSE: MON), an agrochemical and agricultural biotechnology company. Executive Vice President and Chief Human Resources Officer (2007-2018)

Key Expertise Supporting Nomination

Mr. Mizell had responsibility for all aspects of human resources for more than 68,000 global employees at Merck & Co., Inc. prior to his retirement in April 2024. He also served as Monsanto’s Executive Vice President and Chief Human Resources Officer, overseeing the company’s approach to talent acquisition and development, employee wellness and workplace culture.

He has additionally served in key human resource management roles at industrial and manufacturing companies across beverage, defense, energy, pharmaceutical and technology sectors.

Mr. Mizell is an experienced board member, and his broad business experience and global human resources leadership bring great perspective and value to the Allegion Board.

NICOLE PARENT HAUGHEY Founder and Chief Executive Officer, Halsey Loganberry Growth Advisors, LLC | 54

Director since: 2017

Other Current Public Company Directorships:

Xponential Fitness, Inc. (NYSE: XPOF)

Prior Public Company Directorships:

Altra Industrial Motion Corp. (formerly NASDAQ: AIMC)

Knowledge, Skills & Experience:

Innovation / Technology

Industrial / Manufacturing

Capital Allocation

Strategy / M&A

Human Capital Management

Business Leadership / Operations

Financial Services / Expertise

Boards of other Public Companies

Background

Halsey Loganberry Growth Advisors, LLC, an advisory firm specializing in growth strategies, business optimization and succession planning. Founder and Chief Executive Officer (2023-present)

Island Creek Oysters, a private aquaculture company with a business portfolio spanning B2C and B2B operations as well as a cannery, shellfish farm and several restaurants. Chief Operating Officer (2020-2021)

Mimeo.com, a technology company in printed and digital content management and distribution. Chief Operating Officer (2016-2018)

United Technologies Company, a global manufacturing company. Vice President, Corporate Strategy and Business Development (2013-2015)

Vertical Research Partners, LLC, an equity research and consulting firm. Managing Partner and Co-Founder (2009-2013)

Credit Suisse, a global financial services company. Managing Director and Global Sector Head (2005-2009)

Key Expertise Supporting Nomination

Ms. Parent Haughey has wide-ranging operational experience, spanning Vice President (VP), Corporate Strategy and Business Development, for a Fortune 50 manufacturing company; Chief Operating Officer (COO) for a growing, aquaculture business and a technology company; and founder of an equity research and consulting firm.

She has robust experience in shaping M&A and driving strategy for a large global manufacturing company and a technology company. Her understanding of strategic planning, capital allocation and acquisitions benefits the Board as it oversees Allegion’s long-term growth strategy. She has significant knowledge regarding the investment community and financial markets, based on nearly two decades as an equity research analyst in the industrial sector.

Given the technological shift from printed documents to digital content, Ms. Parent Haughey’s experience within the content management and distribution space was predicated on finding innovative solutions without sacrificing security or end user experience.

Ms. Parent Haughey’s experience as a former COO, VP, Corporate Strategy, and managing partner of an equity research firm in addition to her involvement on non-profit and University boards bring significant leadership expertise to the Allegion Board.

LAUREN B. PETERS Retired Executive Vice President and Chief Financial Officer, Foot Locker, Inc. | 64

Non-Executive Chair since: 2024

Director since: 2021

Audit and Finance Committee Chair: 2022-2024

Corporate Governance and Nominating Committee Chair since: 2024

Audit Committee Financial Expert

Other Current Public Company Directorships:

La-Z-Boy Incorporated (NYSE: LZB)

Victoria’s Secret & Co. (NYSE: VSCO)

Knowledge, Skills & Experience:

Global Business / International

Innovation / Technology

Capital Allocation

Strategy / M&A

Human Capital Management

Business Leadership / Operations

Financial Services / Expertise

Boards of other Public Companies

Background

Foot Locker, Inc. (NYSE: FL), a global sportswear and footwear retailer. Executive Vice President and Chief Financial Officer (2011-2021); Senior Vice President of Strategic Planning (2002-2011); Vice President – Planning (2000-2002)

Key Expertise Supporting Nomination

Ms. Peters’ experience as former Chief Financial Officer (CFO) of Foot Locker, Inc., as well as board member of multiple public companies, brings a deep expertise in positioning global, publicly held companies for growth. In addition, she brings insight and best practices from her two other public company boards.

She held a nearly 25-year career at Foot Locker, which included building a world-class finance organization and serving as an integral part of the executive leadership team with responsibility for financial planning and analysis, risk management and investor relations. She has a strong track record of expanding profits and implementing innovative solutions and technologies to enhance and streamline processes. She also helped Foot Locker navigate the retail industry transformation and position the company through digital technologies and e-commerce to be at the center of youth culture.

During her career, she was one of only 64 women serving as CFOs at Fortune 500 companies. Ms. Peters is a Certified Public Accountant and, in November 2024, she received a Certificate in Cybersecurity Oversight from Carnegie Mellon University.

With experience as a public company CFO for 10 years, she brings significant financial and accounting expertise to the Board.

ELLEN RUBIN Founder and Former Chief Executive Officer, Causely, Inc. | 57

Director since: 2023

Prior Public Company Directorships:

Chase Corp (formerly NYSE: CCF)

Knowledge, Skills & Experience:

Innovation / Technology

Capital Allocation

Strategy / M&A

Human Capital Management

Business Leadership / Operations

Boards of other Public Companies

Background

Glasswing Ventures, a venture capital firm investing in AI and frontier technologies. Operating Partner (November 2024-present)

Causely, Inc., an IT operations company. Founder and Chief Executive Officer (2022-September 2024)

Amazon Web Services (a division of Amazon, NYSE: AMZN), a cloud services company. General Manager, Hybrid Cloud Services (2020-2021)

ClearSky Data, Inc., an enterprise hybrid cloud storage company. Founder and Chief Executive Officer (2014-2020)

Key Expertise Supporting Nomination

Ms. Rubin brings extensive entrepreneurial and leadership experience in the information technology (IT) industry. She has been recognized as one of the Top 10 Women in Cloud by CloudNow, as a Woman to Watch by Mass High Tech and Rising Star Entrepreneur by the New England Venture Capital Association.

She has proven leadership and knowledge within the IT space, combined with unique experience serving as Chief Executive Officer (CEO) across multiple organizations that have introduced disruptive technologies to enterprise customers, which serves Allegion well as technology fuels our innovation and growth strategies.

She has founded and led multiple software companies, as well as served as General Manager, Hybrid Cloud Services, Amazon Web Services. With this, she brings experience managing high-growth businesses as both an entrepreneur and top executive, including helping innovative companies grow through the entire business life cycle.

Ms. Rubin is a serial founder and entrepreneur, who has built companies from concept stage through multiple rounds of funding and growth, with successful outcomes via an initial public offering and two acquisitions – offering these very valuable experiences to the Allegion Board. Ms. Rubin has expertise in cybersecurity risk management from her operational experiences and as an investor.

GREGG C. SENGSTACK Former Executive Chairperson of Franklin Electric Co., Inc. | 67

Director since: 2024

Other Current Public Company Directorships:

Franklin Electric Co., Inc. (NASDAQ: FELE)

Mueller Water Products, Inc. (NYSE: MWA)

Woodward, Inc. (NASDAQ: WWD)

Knowledge, Skills & Experience:

Global Business / International

Innovation / Technology

Capital Allocation

Strategy / M&A

Business Leadership / Operations

Financial Services / Expertise

Boards of other Public Companies

Background

Franklin Electric Co., Inc., a global leader in the production and marketing of systems and components for the movement of water and energy. Executive Chairperson (2015-2025); Chief Executive Officer (2014-2024); President and Chief Operating Officer (2011-2014); Senior Vice President and President, International Water & Fueling Group (2005-2011); Senior Vice President and Chief Financial Officer (2001-2005); Vice President and Chief Financial Officer (1999-2001)

Key Expertise Supporting Nomination

Mr. Sengstack’s professional career spans more than 30 years and includes extensive experience in public company executive leadership, international market development, general management, M&A strategy and execution, P&L leadership and finance.

As Chief Executive Officer (CEO) of Franklin Electric, Gregg led a strategic transformation, which included the rapid expansion of the company’s energy systems business, forward integration into distribution in the U.S., portfolio extensions into the adjacent water treatment market and the introduction of connected solutions across a range of the company’s products. He also led numerous acquisitions in the U.S. and abroad.

With experience as CEO of a leading global industrial public company for 10 years, Mr. Sengstack brings significant leadership and strategy expertise to the Board.

JOHN H. STONE President and Chief Executive Officer, Allegion plc | 55

Director since: 2022

Other Current Public Company Directorships:

Cummins Inc. (NYSE: CMI)

Knowledge, Skills & Experience:

Global Business / International

Innovation / Technology

Industrial / Manufacturing

Capital Allocation

Strategy / M&A

Human Capital Management

Business Leadership / Operations

Boards of Other Public Companies

Background

Allegion plc. President and Chief Executive Officer (2022-present)

Deere & Company (NYSE: DE), a global agricultural machinery and heavy equipment company. President, Worldwide Construction, Forestry and Power Systems (2020-2022); Senior Vice President, Intelligent Solutions Group (2016-2020)

Key Expertise Supporting Nomination

Mr. Stone has led Allegion as our President and Chief Executive Officer (CEO) since July 2022, effectively using his proven ability to formulate and deliver operating and business process excellence. Previously, he served as President of Worldwide Construction, Forestry and Power Systems for Deere & Company, which included leadership of significant global operations.

He has a proven track record of driving innovation to adopt smarter, safer and more sustainable agricultural and construction solutions at Deere & Company, including as Senior Vice President, Intelligent Solutions Group, responsible for designing and developing advanced technologies in robotics, machine learning and AI.

He additionally has extensive experience in business development and growth strategy. As Allegion CEO, he oversaw the integration of our Stanley Access Technologies business in 2022. At Deere & Company, he led key acquisitions and integrations in China. As Vice President, Corporate Strategy and Development at Deere & Company, he helped develop and execute on growth strategy.

Mr. Stone is a seasoned executive with senior leadership experiences in engineering, international business, manufacturing, M&A, technology and human capital that is valuable to the Allegion Board.

DEV VARDHAN Retired Senior Partner, McKinsey & Company | 66

Director since: 2020

Knowledge, Skills & Experience:

Global Business / International

Innovation / Technology

Strategy / M&A

Business Leadership / Operations

Financial Services / Expertise

Boards of other Public Companies

Background

McKinsey & Company, global management consulting firm. Senior Partner (1993-2021)

Key Expertise Supporting Nomination

Mr. Vardhan has more than 25 years of experience advising and helping hundreds of companies, Chief Executive Officers and other executive leaders design and implement strategic organic and inorganic growth innovations, with a focus on digital and business transformations.

His deep functional expertise in digital transformation and his broad background in supporting global organizations in manufacturing, supply-chain design, M&A and innovation have many synergies with Allegion’s business strategy.

Mr. Vardhan’s deep understanding of the intersection of global business, innovation and strategy bring great value and insights to the Allegion Board.

Board Composition and Leadership

*	Calculated through the 2026 AGM meeting date
**	Age calculated as of April 1, 2026

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES AND PRACTICES

Our Corporate Governance Guidelines, together with the charters of the three Board committees, provide a framework for our corporate governance. The following is a summary of our Corporate Governance Guidelines and our corporate governance practices. A copy of our Corporate Governance Guidelines, as well as the charters of each of the Board’s committees, are available on our website at www.allegion.com. Throughout this Proxy Statement, we may refer to additional information that is available on our websites. The information contained on, or that may be accessed through, our websites is not incorporated by reference into, and is not part of, this Proxy Statement.

Board Role and Responsibilities

The role of the Board is to oversee our management and governance, and to monitor management’s performance. The Board delegates to the CEO, and through the CEO to other officers, the authority and responsibility for managing our business. The Board’s core responsibilities include, among other things:

●	Selecting individuals for Board members and evaluating the performance of the Board, each of its committees and individual directors;
●	Selecting, monitoring, evaluating and compensating senior management;
●	Selecting the CEO and assuring that management succession planning is adequate;
●	Reviewing and approving significant corporate actions;
●	Reviewing and monitoring implementation of management’s strategic plans and capital allocation strategy;
●	Reviewing and approving our annual operating plans and budgets;
●	Monitoring corporate performance and evaluating results compared to relevant peers, our strategic plans and other long-range goals;
●	Reviewing our financial controls and reporting systems;
●	Reviewing and approving our financial statements and financial reporting;
●	Overseeing our environmental, social and governance (“ESG”) initiatives, strategies, goals, performance and reporting;
●	Overseeing our key programs, policies and strategies related to our management of human capital resources, including recruitment, development and retention of personnel, talent management and workplace culture;
●	Reviewing the Company’s ethical standards and legal compliance programs and procedures;
●	Overseeing our management of enterprise risk, including IT, cybersecurity, artificial intelligence, privacy, disruptive technology and other top enterprise risks, and receiving regular briefings from management on such matters; and
●	Monitoring relations with shareholders, customers, suppliers, employees and communities in which we operate.

Board Leadership Structure

The Board believes establishing the right leadership structure is one of its primary responsibilities and key to ensuring appropriate oversight of management and creating a strategic-asset Board. The right leadership structure may vary from time to time depending on the needs of the Company and the Board’s assessment of the CEO. In evaluating its leadership structure, the Board considers a number of factors, including the CEO’s tenure, experience and leadership, the Board and Committee processes and procedures, investor feedback and best practices. The Board is committed to regularly evaluating its leadership structure. Accordingly, the Board does not have a policy on whether the roles of Chair of the Board and CEO should be separate or combined, and, if separate, whether the Chair should be selected from among the independent directors.

Ms. Peters currently serves as independent Chair of the Board, a position to which she was elected in 2024. At this time, the Board believes that separating the roles of Chair and CEO remains appropriate in order to allow our CEO to focus on day-to-day leadership of management and execution of the Company’s operating and strategic goals, while continuing to build his public company governance experience. Under the Corporate Governance Guidelines, the Chair serves for one-year terms, which may be renewed by the Board each year, and Ms. Peters was re-elected as Chair in 2026 for another one-year term. Ms. Peters leads the Board, presiding over meetings and prioritizing areas of focus including governance matters; providing advice and counsel to our CEO on the Company’s strategy and long-term plans; and facilitating independent Board oversight of management. Ms. Peters has an extensive understanding of the Board and the company’s strategic goals. She also has valuable public company governance experience (based on her other current public company board memberships) and has demonstrated leadership through her previous service as the Chair of the Corporate Governance and Nominating Committee and the Chair of the Audit and Finance Committee.

As provided in our Corporate Governance Guidelines, the Board may elect to combine the roles of Chair and CEO as the Board deems appropriate and in the best interests of the Company and its shareholders. Whenever the Chair is also the CEO or a director who does not otherwise qualify as an independent director, the independent directors will elect from among themselves a lead independent director of the Board, who shall have the roles and responsibilities set forth in our Corporate Governance Guidelines.

Board Risk Oversight

The Board has oversight responsibility of the processes we established to identify, mitigate, report and monitor material risks applicable to us.

Board of Directors

The Board reviews our general risk management strategy and significant risks we face and ensures that appropriate mitigation strategies are implemented by management. Specifically, the Board considers strategic risks and succession planning and receives reports from each committee as to risks delegated within their areas of responsibility. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:

Our General Counsel serves as our chief risk officer and, in that role, in consultation with our Chief Compliance Officer and the risk management team, as appropriate, periodically reports on enterprise risk management, risk management policies and practices to the relevant Board Committee and/or to the full Board so that any decisions can be made as to any required changes in our risk management and mitigation strategies or in the Board’s oversight of these.

Compensation

The Board engages an independent compensation consultant, currently Frederic W. Cook & Co., Inc. (“FW Cook”), to perform an annual assessment of risks as it relates to the Company’s compensation and human resource programs. In 2025, the Board and the independent compensation consultant concluded that our compensation policies and procedures do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Cybersecurity

Please refer to Item 1C. Cybersecurity in Part I of our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”), for additional information regarding cybersecurity matters.

Artificial Intelligence

The Board provides oversight of the Company’s artificial intelligence (“AI”) initiatives to ensure responsible, ethical, and effective use of AI. Allegion's Chief Information and Digital Officer is responsible for and leads the Company's AI initiatives, providing periodic updates to the Board as necessary. The Company's AI policy governs the use of AI and our employees are trained on this policy to ensure AI is used in compliance with Company policy, expectations and values.

Privacy

The Board also oversees privacy matters including the global privacy program. Allegion’s Chief Privacy Officer is responsible for and leads the Company’s Global Privacy Program, providing periodic updates to the Board as necessary. The Global Privacy Program is a comprehensive program that addresses privacy regulations and laws applicable to our businesses globally including the GDPR and the CCPA. We have various privacy policies, statements and notices, as well as accompanying procedures, that govern how we collect, store, protect and use customer, employee and business partner data. We also train our employees on our privacy policies, statements, notices and procedures.

Succession Planning

We believe that providing for continuity of leadership at both the Board and at the senior management level is critical to our success, and we place a high priority on robust talent development. The Board regularly reviews long-term succession plans for the CEO and senior management. With the assistance of the CEO and our Chief Human Resources Officer, the Board, at least annually, formally reviews the performance of the members of senior management and succession plans for those members, including reviewing the qualifications, experience, development plans and progress of internal CEO and senior management candidates. Further, we provide multiple opportunities for the directors to engage with key talent and employees at various levels, such as exposure through presentations to the Board and dinner events in small group settings. In addition, an emergency CEO succession plan is reviewed by the Board each year to address unanticipated events and emergency situations.

The Corporate Governance and Nominating Committee regularly evaluates the composition of the Board and succession plans. The Corporate Governance and Nominating Committee considers the needs of the Board and the Company in light of the overall composition of the Board with a view of achieving a balance of diverse skills, experience and attributes that would enhance the quality of the Board’s deliberations and decisions, as well as contribute to the Board’s overall effectiveness and oversight of management, recognizing that our businesses and operations are diverse and global in nature. In addition, an evaluation of the Board, its effectiveness and its needs are part of the Board’s annual self-evaluation process.

Board Size and Composition

The Board has the authority to set the size of the Board, which is currently comprised of eight directors. Seven of our eight directors are independent, non-employee directors, with the remaining director serving as our President and CEO. The Board may increase or decrease the size of the Board as it deems appropriate to function effectively as a body, subject to the Company’s Articles of Association. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following three standing committees: the Audit and Finance Committee; the Compensation and Human Capital Committee; and the Corporate Governance and Nominating Committee.

Limit on Other Public Company Directorships; Director Time Commitment

The Corporate Governance and Nominating Committee regularly monitors shareholders’ views on the appropriate number of public company boards on which directors may serve, which the Board takes into consideration each year as it reviews its Corporate Governance Guidelines. We believe that Board service on other public companies’ boards provides us valuable governance and leadership experience and additional beneficial insights. The Board also recognizes that public board service requires significant time commitment and attention. Therefore, under our Corporate Governance Guidelines: (i) non-employee directors may not serve on the board of more than three other public companies without the prior approval of the Board; (ii) non-employee directors who serve as an executive officer of a public company may not serve on the board of more than one other publicly held company without the prior approval of the Board; and (iii) no member of the Audit and Finance Committee may serve on more than three other public company audit committees.

Non-employee directors who are being considered to serve on other public company boards or their audit committees are reviewed by the Corporate Governance and Nominating Committee to determine whether the new board service is compatible with continued service on the Allegion Board. In addition, non-employee directors are expected to advise the Chair of the Board or the Chair of the Corporate Governance and Nominating Committee of any other change that could create a conflict of interest or impact the analysis of that director’s independence or the director’s ability to serve the Company, including service with private company boards and non-profit organizations. The Corporate Governance and Nominating Committee will determine whether the new demands on the director’s time would detract from, or impair, his or her ability to serve the Company.

Further, pursuant to our Corporate Governance Guidelines, our CEO may not serve on the board of more than one other public company. Our CEO and other members of senior management must seek Corporate Governance and Nominating Committee approval before accepting board memberships with for-profit entities.

Board Evaluation

The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board Committees. Each Committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

The Corporate Governance and Nominating Committee annually reviews the evaluation process, including the evaluation format and appropriate topics. In 2025, Ms. Peters led the evaluation process as the independent Chair of the Board. One-on-one interviews with individual directors are conducted to ensure thoughtful, candid feedback.

Board Advisors

Each Committee may, under its charter, retain its own advisors to assist in carrying out their responsibilities.

Executive Sessions

Our non-employee directors meet privately in regularly scheduled executive sessions with our independent Chair, without management present, to consider such matters as the non-employee directors deem appropriate. These executive sessions are required to be held no less than four times each year but are regularly held at each Board meeting and as part of most Committee meetings.

Board Refreshment and Diversity

We believe Board membership should reflect diversity in its broadest sense, and we believe that such diversity is in the best interests of the Company, its employees, its shareholders and the communities it serves. In considering candidates for director, the Board, with the support of the Corporate Governance and Nominating Committee, takes into account a broad range of factors such as skills, expertise, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, leadership, achievements and experience in matters affecting business and industry, board experience and viewpoints, and other factors that would complement the existing Board and contribute to enhancing the quality of the Board’s deliberations and decisions, recognizing that our businesses and operations are diverse and global in nature.

The Board periodically reviews and assesses its composition and takes into consideration factors that may impact Board turnover and refreshment. To promote regular refreshment, the Corporate Governance Guidelines include a policy that provides that each non-employee director must retire at the AGM immediately following the completion of 10 years of service as a director of the Board.

In the last five years, we refreshed five of the Board positions with highly qualified and independent directors. Further, as far as tenure, we believe the composition of the Board reflects a good balance of new and experienced directors, allowing the Board to benefit from fresh perspectives while ensuring we retain the knowledge and experience of longer-serving directors.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the capability and composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management, a search firm or others, identifies candidates with those qualifications.

Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Corporate Secretary, and may also nominate directors for membership on the Board by following the notice and procedural requirements outlined on page 92. Candidates recommended by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as director candidates identified by any other means.

Director Onboarding and Education

All directors are expected to invest the time and energy required to quickly gain an in-depth understanding of our business and operations so that they can enhance their contributions and strategic value to the Board. We have an onboarding program for new directors and periodically review and update the orientation materials and program to ensure that new directors gain a good understanding of our business, operations and values in an effective, meaningful manner. Further, we provide continuing education opportunities for all directors, including membership with the National Association of Corporate Directors. In addition, the non-employee directors have access to management and other employees as a means of providing additional information.

Application of Non-U.S. Corporate Governance Codes

Our Corporate Governance Guidelines and general approach to corporate governance, as reflected in our Memorandum and Articles of Association and our internal policies and procedures, are guided by U.S. practice and applicable federal securities laws and regulations and NYSE listing rules including its corporate governance standards. Although we are an Irish public limited company, we are not listed on the Irish Stock Exchange and, therefore, are not subject to the listing rules of the Irish Stock Exchange or any of its governance standards or guidelines.

DIRECTOR INDEPENDENCE

Based on the recommendation of the Corporate Governance and Nominating Committee, the Board has determined that our current directors and director nominees, except Mr. Stone, who is our President and CEO, are independent under applicable NYSE listing standards and our Corporate Governance Guidelines. The Board has determined that none of the non-employee directors were found to have any direct or indirect material relationship with the Company.

In addition, the Board has determined that each of the members of the Audit and Finance Committee and the Compensation and Human Capital Committee meets the heightened independence requirements specific to audit committee and compensation committee membership, respectively, as set forth under applicable SEC rules and NYSE listing requirements.

SHAREHOLDER OUTREACH AND ENGAGEMENT

The Allegion Board and management are committed to robust corporate governance practices and operating a sustainable business with its shareholders, customers, end users and employees all in mind. Allegion believes that engaging with shareholders and other key stakeholders about governance and sustainability issues is essential to a governance program. Allegion has an ongoing shareholder engagement program, focused on maintaining an open dialogue with shareholders on key items around the Company’s governance practices, compensation philosophy, strategy and sustainability initiatives. This engagement is in addition to the extensive engagement our investor relations team, CEO and CFO have with shareholders on a regular basis to discuss the Company’s financial performance, long-term business strategy, capital allocation priorities and other topics of interest.

Allegion’s engagement strategy is a year-round endeavor overseen by the Board, the Corporate Governance and Nominating Committee, and the Compensation and Human Capital Committee. This outreach program includes off-cycle engagements in the spring and fall with shareholders and proxy advisor firms. The results of these engagements are reviewed with the Board and committees on a regular basis. We then also consider shareholder feedback in our periodic review of our governance practices.

Topics discussed in engagement calls over the last year included: the Company’s progress on board refreshment and succession planning; the correlation between the Board’s skills and experience and the Company’s long-term strategy; the Company’s People, Environment and Safety Scorecard; the Board’s risk oversight, particularly around cybersecurity; as well as the Company’s goals around corporate and environmental sustainability.

Shareholder Engagement Highlights
Engaged through:	Engagements include:
Quarterly earnings calls Investor conferences Individual investor meetings AGM Shareholder outreach program Periodic Investor Day events ESG-related reports	President and CEO CFO Chair of the Board Investor Relations team Corporate Secretarial department Non-employee directors through the AGM ESG subject matter experts
Engaged with:	Information shared through:
Institutional investors Retail shareholders Pension funds Proxy advisory firms Industry associations and thought leaders	SEC filings, including Form 10-K, Forms 10-Q, Forms 8-K and Proxy Statement Quarterly earnings calls Press releases Company website Corporate sustainability engagement presentations
How we responded:

•

We continued to maintain the separate CEO and Chair of the Board roles.

•

In 2024, we amended our Corporate Governance Guidelines to bolster our director time commitment policy and expect each of our non-employee directors to advise the Chair of the Board and the Chair of the Corporate Governance and Nominating Committee of any change that might impact the director’s ability to serve the Company, including service with private company boards and non-profit organizations.

•

In 2024, we adopted an enhanced clawback policy, in addition to the clawback policy that we adopted in accordance with Rule 10D-1 of the Exchange Act, and the corresponding NYSE listing standards, that gives the Company the discretion to clawback incentive compensation, including time-based awards, if a recipient is terminated for cause.

COMMUNICATION WITH DIRECTORS

Shareholders and other interested parties wishing to communicate with members of the Board, individually or as a group, including the Chair individually or a specified Committee or group, such as the non-employee directors as a group, may do so either by sending a communication to the Board and/or a particular Board member, in care of the Corporate Secretary at our registered office address Unit No. 233, The Capel Building, Mary’s Abbey, Dublin 7, D07 X324, Ireland, or by e-mail at allegionboard@allegion.com. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines is required to be directed to the attention of the Board or such individual director. Our Corporate Secretary may sort or summarize the communications as appropriate and, depending on the nature of the communication, the correspondence will either be forwarded or periodically presented to the Board. Communications that are personal grievances, commercial solicitations, customer complaints or that contain inappropriate or offensive content will not be communicated to the Board or any director or committee. The Board or any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

CODE OF CONDUCT

We have adopted a worldwide Code of Conduct, which applies to all our officers, employees and directors. The Code of Conduct meets the requirements of a “code of ethics” as defined by item 406(b) of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under NYSE listing standards. The Code of Conduct covers topics including, but not limited to, avoiding conflicts of interest, maintaining confidentiality of information, working with suppliers, preventing bribery and corruption, avoiding insider trading, and complying with laws and regulations. A copy of our Code of Conduct is available on our website located at www.allegion.com. Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers, will be posted on our website.

RELATED PERSON TRANSACTIONS

We have a written related person transaction policy with respect to the review and approval of any transactions with related persons. Under this policy, all related person transactions are prohibited unless approved by the disinterested members of the Corporate Governance and Nominating Committee in accordance with the policy.

In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, requires that all employees, officers and directors must disclose all potential conflicts of interest and promptly take actions to eliminate a conflict when the Company so requests.

A copy of our Related Person Transaction Policy is available on our website located at www.allegion.com.

Since January 1, 2025, there have been no transactions in which we were a participant or will be a participant, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

ANTI-HEDGING/ANTI-PLEDGING POLICY AND OTHER RESTRICTIONS

We prohibit our directors, executive officers and all other employees covered under our Insider Trading Policy from: (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of our securities and (ii) engaging in any form of short-term speculative trading in our securities.

Directors, executive officers and all other employees covered under our Insider Trading Policy are also prohibited from pledging our securities as collateral for a loan or holding our securities in a margin account. There are no directors or executive officers who hold any Company securities that are pledged.

COMMITTEES OF THE BOARD

The Board’s role is to oversee the management and governance of the Company and to monitor senior management’s performance. The Board has three standing committees to help carry out its duties: the Audit and Finance Committee; the Compensation and Human Capital Committee; and the Corporate Governance and Nominating Committee. Each committee operates in accordance with the corresponding charter, copies of which are available on our website, www.allegion.com.

The Board has determined that the Chair and each member of all three Committees are “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and our Corporate Governance Guidelines. In addition, the Board has determined that each member of the Compensation and Human Capital Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act.

The following table sets forth the current membership for each Board Committee:

	Audit and Finance	Compensation and Human Capital	Corporate Governance and Nominating

Susan L. Main*	Chair
Steven C. Mizell		Chair
Nicole Parent Haughey
Lauren B. Peters*			Chair
Ellen Rubin
Gregg C. Sengstack
John H. Stone
Dev Vardhan

*	Audit Committee Financial Expert

Audit and Finance Committee

The Audit and Finance Committee has oversight over the following:

●	Integrity of the Company’s financial statements, including its accounting policies and financial reporting and disclosure practices;
●	Adequacy of the system of internal controls within the Company to support the financial and business environment;
●	Management of the Company’s financial resources and major financial strategies and transactions;
●	Company’s processes to assure its compliance with all applicable laws, regulations and corporate policy;
●	Qualification and independence of the Company’s independent auditors; and
●	Performance of the Company’s internal audit function and independent registered public accounting firm.

Key Responsibilities

Financial Reporting

●	Review and discuss with management the annual audited and quarterly financial statements, as well as disclosures under our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with management and the independent registered public accounting firm.
●	Discuss with the independent registered public accounting firm the matters required to be discussed by the applicable auditing standards adopted by the PCAOB and approved by the SEC from time to time.
●	Review and discuss with management and the independent registered public accounting firm our earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.
●	Recommend to the Board whether the audited financial statements should be included in our Annual Reports on Form 10-K for filing with the SEC; and produce the audit committee report required to be included in the Company’s Proxy Statement.

Financing

●	Consider and approve the Company’s annual financing plan, including its projected capital structure and funding requirements.
●	Consider and recommend for approval by the Board our external dividend policy and dividend payments.
●	Consider and recommend for approval by the Board the repurchase of our ordinary shares.
●	Consider and recommend for approval by the Board issuances of equity and/or debt securities, or authorizations for other financing transactions, including bank credit facilities.

Accounting

●	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as recommended by our independent auditors, management or our internal auditing department.

●	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements.

Independent Auditors

●	Select, retain, compensate, oversee, replace and terminate, if necessary, any other independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and approve all audit engagement fees and terms subject to the requirements of Irish company law.
●	Review, at least annually, the qualifications and performance of our independent registered public accounting firm, including whether there should be a rotation of the lead audit partner or the audit firm itself.
●	Review and discuss with the independent registered public accounting firm, in order to satisfy itself as to their independence, all relationships that would be thought to bear on the objectivity and independence of the independent registered public accounting firm; and ensure the receipt of the independent registered public accounting firm’s annual independence statement.
●	Review with the independent registered public accounting firm and financial management of the Company in advance and approve all auditing services to be performed by the independent registered public accounting firm, including the scope, staffing and, subject to prior delegation from the shareholders, the fees of the independent registered public accounting firm to be incurred in connection with the proposed audit for the current year and, at the conclusion of such audit, review such audit including any comments or recommendations of the independent registered public accounting firm.
●	Approve in advance, subject to and in accordance with applicable laws and regulations, non-audit services and related fees to be performed by the independent registered public accounting firm.
●	Set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Risk Oversight and Internal Audit

●	Discuss with management and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management and consider and approve the Company’s financial risk management activities, including the areas of foreign exchange, commodities, interest rate exposures, insurance programs and customer financing risks.
●	Consider and approve the Company’s policy for investment of excess cash.
●	Obtain and review periodic reports of the investment performance of the Company’s pensions and savings benefit plans.
●	Review periodically (at least annually) the objectives, activities, organizational structure, budget, staffing and qualifications of the internal audit function.
●	Review the appointment and replacement of the senior internal audit executive and establish and maintain a direct reporting relationship with such executive.

Internal Controls

●	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of our internal controls and procedures for financial reporting, including reports on (i) all significant deficiencies or material weaknesses in the design or operation of internal controls; (ii) any fraud, whether or not material, that involves management or other employees having a significant role in internal controls; and (iii) results of internal control reviews of information technology, cybersecurity and privacy controls and procedures.

●	Obtain from management annually, as required by law, a report on internal controls, which shall (i) state the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting; and (ii) contain management’s assessment, as of the end of the most recent fiscal year, of the effectiveness of the internal control structure and financial reporting procedures.
●	Obtain from the independent registered public accounting firm an attestation to (and a report on) the assessment made by management.
●	Review the Company’s disclosure controls and procedures and management’s assessment of them.

Legal and Compliance

●	Review with the Chief Compliance Officer: (i) the ethics and compliance metrics approved by the Audit and Finance Committee; (ii) the Chief Compliance Officer’s annual report on the Company’s overall ethics and compliance program; and (iii) the Company’s periodic ethics and compliance risk assessment.
●	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
●	Review with the General Counsel any legal matters, including litigation and regulatory matters, which could have a significant impact on the Company’s financial statements.

Other Duties

●	Review and assess the adequacy of the Audit and Finance Committee Charter and the Audit Services Charter annually or more often as conditions dictate, and recommend proposed changes to the Board.
●	Review periodically (at least annually), with the senior tax executive, all tax matters affecting the Company’s financial performance.
●	Prepare and issue the Audit and Finance Committee Report required by the rules of the SEC to be included in the Company’s Proxy Statement.
●	Report to the Board regularly including with respect to all significant issues discussed and make recommendations to be acted upon by the Board.
●	Conduct an annual evaluation of the performance of the Audit and Finance Committee.
●	Perform any other activities consistent with the Audit and Finance Committee Charter, the Company’s Articles of Association and governing law, as the Audit and Finance Committee or the Board deems necessary or appropriate.

Audit Committee Financial Literacy

The Board has determined that each of the members of the Audit and Finance Committee meets the financial literacy requirements set forth under applicable NYSE listing standards, as interpreted by the Board in its business judgment, and that Ms. Main and Ms. Peters each qualify as an audit committee financial expert as defined under applicable SEC rules and NYSE listing requirements.

Compensation and Human Capital Committee

Key Responsibilities

●	Establish our executive compensation philosophy, strategies, policies and programs to enable the Company to attract, retain, deploy and motivate key talent necessary to meet current and future needs of the enterprise, and to ensure the Company’s compensation policies and programs are aligned with shareholder interests (including total shareholder return) and company performance as compared to relevant peer group companies.
●	Review and approve the compensation, including salary, annual incentives, long-term incentives, equity-based awards and all other executive benefits for the CEO. The Compensation and Human Capital Committee then reports the CEO actions taken to the full Board.
●	Has sole authority to determine the CEO’s corporate goals and objectives relevant to their compensation and evaluate their performance against those goals and objectives.
●	Review and approve compensation, including salaries, annual incentives, long-term incentives, equity-based awards and all other executive benefits for all executive officers.
●	Review and approve executive compensation and benefit programs including the Company’s executive incentive compensation plans, equity-based plans and executive pension and welfare plans.
●	Review broad-based employee benefit programs and recommend to the Board proposals for adoption, significant amendment or termination of such plans.
●	Review and discuss with management the potential risks associated with our compensation policies, incentive plans and programs, and whether such policies, plans and programs incentivize unnecessary and excessive risk taking. Review any material, non-recurring discretionary bonus pool programs for broad employee groups.
●	Exercise all powers and discretion vested in the Board under our equity compensation plans, including the authority to grant awards.
●	Establish, or recommend to the Board, stock ownership guidelines for executive officers and monitor compliance with those guidelines.
●	Approve the creation of any new clawback policy or the revision of our existing clawback policies, allowing the Company to recoup compensation paid to employees, and monitor compliance with such policies.
●	Assist the Board in its oversight of our key programs, policies and strategies related to its management of human capital resources, including recruitment, development and retention of personnel, talent management and workplace culture.
●	Oversee the succession and development plans (including succession plans for emergencies) for the CEO and other executive officers. For clarity, succession and development planning (including for emergencies) for the CEO will be overseen by the independent members of the Board unless all independent directors are also members of the Compensation and Human Capital Committee.
●	Approve the content of employment, severance and change in control plans or arrangements or amendments to those plans or arrangements for executive officers.
●	Advise the Board on management proposals to shareholders on executive compensation matters; oversee management’s engagement with shareholders and proxy advisory firms on executive compensation matters; review the results of advisory votes on executive compensation and consider any implications in connection with the Committee’s ongoing determinations and recommendations regarding executive officer compensation and the Company’s executive compensation policies and practices.
●	Review, and recommend to the Board inclusion of, the executive compensation disclosures made in our annual proxy statement or annual report on Form 10-K, including the Compensation Discussion and Analysis, and prepare the report to be included therein.
●	Conduct an annual evaluation of the Compensation and Human Capital Committee’s performance.
●	Review and assess the adequacy of the Committee’s charter, at least annually, and recommend proposed changes to the Board.
●	Perform any other activities consistent with the Compensation and Human Capital Committee’s Charter, the Company’s Articles of Association and governing law, as the Compensation and Human Capital Committee or the Board deems necessary or appropriate.

For a discussion concerning the processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, please see the discussion under “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

Key Responsibilities

●	Consider and review, at least annually, our corporate governance guidelines and make recommendations to the Board for changes which the Corporate Governance and Nominating Committee deems appropriate.
●	Consider and recommend the size, functions and needs of the Board in order to ensure that the Board has the requisite leadership, skills and expertise and that its membership consists of individuals with sufficiently diverse and independent backgrounds.
●	Identify, review and recommend candidates to fill new positions or vacancies on the Board consistent with the criteria set forth in our Corporate Governance Guidelines and such other criteria which the Corporate Governance and Nominating Committee deems appropriate. The Corporate Governance and Nominating Committee shall conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates. In that connection, the Corporate Governance and Nominating Committee shall have the sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including the sole authority to approve the fees payable to such search firm and any other terms of retention.
●	Review Board candidates and other proposals recommended by shareholders.
●	Propose director nominees for election or re-election for recommendation by the Board to the shareholders.
●	Consider questions of independence and possible conflicts of interest of members of the Board, as well as executive officers.
●	Review and recommend Chairs and members of Board committees, giving consideration to the requirements of the Committee Charters, our Corporate Governance Guidelines and such other factors which the Corporate Governance and Nominating Committee deems appropriate.
●	Review and make recommendations on the conduct of Board, Board committee and shareholder meetings.
●	Review and recommend non-employee director compensation.

●	Recommend director retirement policies.
●	Nominate individuals for election by the Board as corporate officers.
●	Review and approve outside board memberships of the CEO and other members of senior management with for-profit entities.
●	Review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) and any other potential conflict of interest situations on an ongoing basis, in accordance with the Company’s policies and procedures.
●	Assist the Board in its oversight of our ESG initiatives, strategies, goals and performance.
●	Oversee the evaluation of the performance of the Board, Board committees and management.
●	Conduct an annual evaluation of the performance of the Corporate Governance and Nominating Committee.
●	Review and assess the adequacy of the committee’s charter, at least annually, and recommend proposed changes to the Board.
●	Report to the Board all significant issues discussed and make recommendations to be acted upon by the Board.
●	Perform any other activities consistent with the Corporate Governance and Nominating Committee Charter, the Company’s Articles of Association and governing law, as the Corporate Governance and Nominating Committee or the Board deems necessary or appropriate.

Board, Committee and Annual Meeting Attendance

The Board and its committees held the following number of meetings during fiscal year ended 2025:

Board	9
Audit and Finance Committee	10
Compensation and Human Capital Committee	5
Corporate Governance and Nominating Committee	5

Each of our current directors attended at least 89% of the Board meetings and 80% of the Committee meetings during the time that he or she served during 2025.

We expect all director nominees to attend the AGM, but from time to time, other commitments may prevent all directors from attending the meeting. All director nominees attended the 2025 AGM.

CORPORATE SUSTAINABILITY HIGHLIGHTS

The Board, together with its three standing Committees, oversees the Company’s corporate sustainability strategy, policies, ESG goals, initiatives, performance and reporting. The Company has an ESG Council comprised of leaders and subject matter experts across multiple functions and provides regular updates to the Board. The purpose of the ESG Council, which meets regularly throughout the year to review and evaluate the effectiveness and scope of our ESG strategy, policies, goals, initiatives and key performance indicators, and then assesses progress against our goals, is to support our ongoing commitment to corporate sustainability matters, including health and safety, corporate responsibility, culture and engagement and environmental sustainability by:

●	Developing our strategy related to corporate sustainability matters, including identifying, evaluating and monitoring ESG matters at the Company that could affect the Company’s business activities, performance and reputation;
●	Establishing long-term corporate sustainability goals and ensuring internal and external visibility to progress toward those goals;
●	Overseeing integration of strategically significant corporate sustainability policies into the business operations and strategy; and
●	Assisting in shaping communications with employees, investors and other stakeholders of the Company with respect to ESG matters.

Our corporate sustainability initiatives align with prominent standards and frameworks to meet the needs of our business and stakeholders. Established in 2021, our materiality matrix is based on a survey conducted with key stakeholders, including the Board, leadership team, employees, investors, suppliers, customers and community partners. This matrix identifies the ESG factors of importance to our business. As part of our continuous improvement process, we will continue to evaluate evolving ESG standards and recommendations as they apply to our business.

To recognize the importance of ESG to the Company’s strategy, business activities, performance and reputation, in 2023, the Company adopted a People, Environment and Safety Scorecard, which is incorporated into its Annual Incentive Plan for its executive officers, and the Company’s performance against certain quantitative ESG metrics factors into the executive officers’ individual performance scores.

Additional information about our materiality matrix, efforts, policies, goals and key achievements are available on our website at www.allegion.com, which is updated periodically to reflect our latest corporate sustainability initiatives and progress.

We are committed to conducting business in a safe, environmentally responsible and sustainable manner, in compliance with all applicable Environmental, Health and Safety (EHS) laws and regulations – and in a manner that helps promote and protect the health and safety of our environment. This commitment is congruent with our values which include: “Be safe, be healthy,” “Do the right thing” and “Be empowered and accountable.” We regularly monitor our facilities and processes to comply with environmental standards and regulations. We seek to operate our business with principles that support our proactive commitment, including:

●	Integrating sound EHS and sustainability strategies in all elements of our business, including setting quantitative metrics and targets to provide clear accountability and to monitor and measure improvement in EHS performance.
●	Conducting periodic, formal evaluations and audits of our compliance status, while also routinely reviewing our objectives and metrics.
●	Fostering a workplace culture where everyone at Allegion is responsible for safety:
●	Managers and supervisors leading by example to help ensure a safe and healthy workplace;

●	Training and expecting our associates to understand the EHS and sustainability aspects, hazards and controls associated with their jobs and that they are empowered and encouraged to report unsafe conditions; and
●	Employees understanding they have a duty to protect themselves, their co-workers and the environment, which is accomplished through ongoing EHS and sustainability consultation as well as participation in health and safety program development and implementation.
●	Implementing measures to enhance internal and external stakeholder awareness of our environmental management policy and its impacts.
●	Establishing prioritization and action plans to continuously improve our EHS and sustainability management systems and performance, including reduction in use of natural resources, minimization of waste and prevention of pollution, as well as prevention and elimination of workplace accidents, injuries and risks.
●	Designing, operating and maintaining our facilities in a manner that minimizes negative EHS and sustainability impacts.
●	Using materials responsibly, including, where feasible, recycling and reusing materials.
●	Operating in a way that shows sensitivity to community concerns about EHS and sustainability issues.

We take the management of climate-related risks and sustainability seriously. As a reflection of this, we have set enterprise goals for reductions in greenhouse gas (GHG) emissions intensity, water usage and total waste to landfill, as compared to our baseline year (2020).

In addition, we have a dedicated environmental program that is designed to reduce the utilization and generation of hazardous materials during the manufacturing process, as well as to remediate identified environmental concerns. We are currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former production facilities. We also regularly evaluate our remediation programs and consider alternative remediation methods that are in addition to, or in replacement of, those we currently utilize based on enhanced technology and regulatory changes.

Our dedication to enterprise sustainability is further showcased in recent key environmental performance results. We successfully met our initial 2030 goals for GHG emissions intensity (25% reduction) and water usage (20% reduction) in 2023 and 2024, respectively—well ahead of schedule. From a systems perspective, we have expanded our third-party certifications. In 2025, we achieved our initial 2030 goal to increase our number of ISO 14001 (Environmental) certified sites by 50%—complemented by our 2024 achievement of ISO 45001 (Safety) certified sites by 50%.

We are proud that such sustainability efforts and performance are recognized publicly. Our recognition includes being named a 2021 Robert W. Campbell Award winner for EHS excellence. Additionally, in 2022, we were among the notable companies honored with a SEAL Business Sustainability Award, in recognition of our proactive water reduction project implemented across two of our production facilities in the Baja region of Mexico. In 2024, we were again honored with two SEAL Business Sustainability Awards, in recognition of our glass recycling practices in Snoqualmie, Washington (U.S.), and a project reducing cargo shipments to our Olathe, Kansas (U.S.), facility. We also received a 2024 Sustainability Award from the Business Intelligence Group for our development and use of a sustainability kaizen model.

Conflict Minerals

As a leading global provider of security products and solutions that keep people safe, secure and productive, we offer an extensive and versatile portfolio of mechanical and electronic security products. While we are many layers removed from the mining of conflict minerals and do not directly purchase raw ore or unrefined conflict materials, we seek to responsibly source materials. We also expect our suppliers to source conflict minerals responsibly and to provide sufficient data, including supporting due diligence records.

Our Conflict Minerals policy and approach are posted on our website at www.allegion.com and our Conflict Minerals Report is filed annually with the SEC as part of Form SD.

CORPORATE CITIZENSHIP

We are committed to being a good corporate citizen globally as well as creating a positive employee environment. We are also honored to support our global communities, not just with our vision of creating a safer and more accessible world, but also through the passion and service of our people. Consistent with our value to “Serve others, not yourself,” we encourage and empower our employees to identify local needs and make a difference where they live and work.

Each year, our employees around the world are proud to directly support organizations and initiatives through donations, engagement and thousands of hours, collectively, of volunteerism in the communities where we live and thrive. Our community impact projects span safe and secure housing, hunger relief, domestic violence shelters, support for educators, schools and children facing health and social challenges, STEM and mentoring programs and many more needs identified by our local operations. In addition, many employees serve in volunteer board and committee leadership positions, strengthening their local non-profits.

We also encourage our employees to embrace a culture that emphasizes safe and healthy lifestyles, both at home and at work. From benefits programs for healthy choices, physical activity, stress management and mental health, healthy snacks and a focus on heart health to on-site fitness and employee-led initiatives, health is a focus at Allegion.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following is a list of executive officers of the Company as of April 1, 2026.

John H. Stone. See his director biography on page 11.

Michael J. Wagnes, age 52, has served as our Senior Vice President and Chief Financial Officer since March 2022. Mr. Wagnes served as our Vice President and General Manager, Commercial Americas, from 2020 to 2022, and as our Vice President, Investor Relations and Treasury, from 2016 to 2020.

Joseph C. Blasko, age 58, has served as our Senior Vice President and General Counsel since June 2025. Mr. Blasko previously served as General Counsel, Corporate Secretary and Chief Compliance Officer of LanzaTech Global, Inc. from 2023 to 2025 and as General Counsel, Company Secretary and Chief Compliance Officer of James Hardie Industries plc from 2011 to 2022.

Timothy P. Eckersley, age 64, has served as our President, International, and Senior Vice President, Allegion, since June 2023. Mr. Eckersley served as our Senior Vice President, Allegion International, from 2021 to June 2023 and Senior Vice President, Americas, from 2013 to 2020.

Jennifer L. Hawes, age 44, has served as our Senior Vice President and Chief Human Resources Officer since February 2023. Ms. Hawes served as our Vice President and Chief Human Resources Officer from 2022 to February 2023, as our Vice President, Human Resources – Total Rewards and Global Talent, from 2020 to 2022, Vice President, Global Talent, from 2018 to 2020, and Vice President, Human Resources – Americas, from 2016 to 2018.

David S. Ilardi, age 47, has served as our Senior Vice President, Allegion Americas, since March 2022. Mr. Ilardi served as our General Manager, Allegion Home, from 2019 to 2022 and Regional Vice President Sales, Central Region, from 2017 to 2019.

Tracy L. Kemp, age 58, has served as our Senior Vice President and Chief Information and Digital Officer since December 2020. Ms. Kemp served as our Senior Vice President and Chief Customer and Digital Officer from 2019 to 2020 and Senior Vice President and Chief Information Officer from 2015 to 2019.

Robert C. Martens, age 55, has served as our Senior Vice President and Chief Innovation and Design Officer since December 2019 and Futurist and President of Allegion Ventures since 2017.

Nickolas A. Musial, age 45, has served as our Vice President, Controller and Chief Accounting Officer since March 2022 and as our Treasurer since July 2023. Mr. Musial served as our Vice President of Finance, Allegion Americas, from 2017 to 2022.

Vincent M. Wenos, age 59, has served as our Senior Vice President and Chief Technology Officer since June 2019. Mr. Wenos served as our Vice President, Global Technology and Engineering, from 2018 to 2019 and as both Vice President, Americas Engineering, and Vice President, Global Mechanical Products, from 2016 to 2018.

No family relationship exists between any of the above-listed executive officers or directors of the Company.

COMPENSATION OF DIRECTORS

2025 Director Compensation

Our director compensation program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Board. The Corporate Governance and Nominating Committee, in consultation with FW Cook (the independent compensation consultant retained by the Compensation and Human Capital Committee), periodically reviews the compensation level of our non-employee directors and makes recommendations to the Board. Employee directors do not receive any additional compensation for serving as a director.

The Company’s 2025 non-employee director compensation program consisted of the below elements:

Compensation Element	Compensation Value
Annual Cash Retainer(a)	$150,000
Non-Executive Chair Annual Cash Retainer(a)	$75,000
Audit and Finance Committee Chair Cash Retainer(a)	$25,000
Compensation and Human Capital Committee Chair Cash Retainer(a)	$25,000
Corporate Governance and Nominating Committee Chair Cash Retainer (unless also serving as Non-Executive Chair)	$15,000
Special Meetings or Previously Unscheduled Planning Session Fees (per meeting or session)(b)	$1,500
Annual Grant of restricted stock units (“RSUs”) (vests after one year as long as the director remains on the Board)(c)	$140,000
Non-Executive Chair Annual Grant of RSUs (vests after one year as long as the director remains on the Board)	$75,000

(a)

Payable quarterly at the end of each quarter. If a director is first appointed to the Board or as Non-Executive Chair or a Committee Chair other than on the date of the AGM, the newly appointed director or Chair is eligible to receive a pro rata portion of the applicable cash retainer for the quarter of appointment based on the number of days that remain in such calendar quarter.

(b)

The Board has five regularly scheduled meetings each year. Under the Company’s Corporate Governance Guidelines, the Audit and Finance Committee meets at least five times a year, the Compensation and Human Capital Committee meets at least four times a year, and the Corporate Governance and Nominating Committee meets at least three times a year.

(c)

If a director is appointed to the Board or as Non-Executive Chair other than on the date of the AGM, the newly appointed director is eligible to receive a pro rata equity grant for the year of appointment based on the number of days that remain in the 365-day period beginning on the date of the last AGM.

Share Ownership Requirement

To further align the interests of our directors with our shareholders, the Board has a policy providing that our non-employee directors are expected to own ordinary shares with a value equal to a multiple of their annual cash retainer, subject to a reasonable transition period following their initial appointment as a director. In December 2025, the Board increased the minimum ownership requirement from three to four times the annual cash retainer.

Non-employee directors must hold any ordinary shares acquired until their share ownership guideline is met and must thereafter retain ordinary shares having such value until their retirement or departure from the Board. All of our non-employee directors were in compliance with or on track to achieve compliance with these obligations as of December 31, 2025.

The CEO, in his capacity as an executive officer of the Company, is required to hold six times his salary as further described in the CD&A.

Director Product Program

For our non-employee directors to develop a deeper understanding of our products and services, we maintain a product program that permits our non-employee directors to receive, upon request, up to $2,000 of our products and services for their personal (including immediate family) use in any fiscal year. This $2,000 allowance covers the value of the applicable products (based on the costs to the Company) and any costs associated with the installation of the product. In the event the total costs of the product and related installation exceeds $2,000, the non-employee director shall reimburse us for the excess amount.

2025 Director Compensation

The compensation paid or credited to our non-employee directors for the fiscal year ended December 31, 2025, is summarized in the table below. As an employee director, Mr. Stone is not eligible to receive any additional compensation for his service as director.

	Fees earned
	or paid		All Other
	in cash	Stock Awards	Compensation	Total
Name	($)	($)(a)	($)(b)	($)
Lauren B. Peters	225,000	270,194	3,917	499,111
Kirk S. Hachigian(c)	64,698	—	5,159	69,857
Susan L. Main	175,000	140,052	3,917	318,969
Steven C. Mizell	175,000	140,052	3,917	318,969
Nicole Parent Haughey	150,000	140,052	3,917	293,969
Ellen Rubin	150,000	140,052	4,065	294,117
Gregg C. Sengstack	150,000	205,592	1,762	357,354
Dev Vardhan	150,000	140,052	3,917	293,969

(a)

The amount represents the aggregate grant date fair value of the RSUs granted to each of our non-employee directors, all computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. In December 2024, the Board approved off-cycle grants awarded in January 2025 for Ms. Peters, who was appointed as Chair of the Board in September 2024, and for Mr. Sengstack, who was appointed to the Board outside of the AGM, and the amounts granted reflect the pro rata number of days the director served in such capacity. As of December 31, 2025, Ms. Peters held 1,982 unvested RSUs, Mr. Sengstack held 1,520 unvested RSUs, and each of Ms. Main, Mr. Mizell, Ms. Parent Haughey, Ms. Rubin and Mr. Vardhan held 1,013 unvested RSUs. The unvested shares held by Ms. Peters and Mr. Sengstack include the off-cycle grants of RSUs.

(b)

Amounts in this column include: (i) dividend equivalent payments of (A) $2,155 to each of Ms. Main, Mr. Mizell, Ms. Parent Haughey, Ms. Peters, Ms. Rubin and Mr. Vardhan, and (B) $3,397 to Mr. Hachigian upon the vesting of their RSU awards; (ii) Irish tax preparation fees of $1,762 for each of Ms. Peters, Mr. Hachigian, Ms. Main, Mr. Mizell, Ms. Parent Haughey, Ms. Rubin, Mr. Sengstack and Mr. Vardhan; and (iii) Director Product Program reimbursements of $148 to Ms. Rubin.

(c)	Mr. Hachigian retired at the end of his term at the 2025 AGM in accordance with the Company’s director retirement policy.

Proposal 2

Advisory Vote on Executive Compensation

2	Advisory Vote to Approve Executive Compensation

The Company is seeking a non-binding advisory vote to approve the compensation of its Named Executive Officers, as described in the Compensation Discussion and Analysis beginning on page 38 and the 2025 Summary Compensation Table beginning on page 60.

The Board unanimously recommends a vote FOR the non-binding advisory vote to approve executive compensation, and for the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement.”

The primary objectives of our executive compensation program are to:

●	Create and reinforce our pay-for-performance culture;
●	Align the interests of management with our shareholders and other stakeholders;
●	Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;
●	Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and
●	Integrate with our performance management process of goal setting and formal evaluation.

By following these objectives, we believe that our compensation program for NEOs is strongly aligned with the long-term interests of our shareholders.

At our 2020 AGM, we held a non-binding advisory vote seeking how frequently we should submit our “say-on-pay” proposal to shareholders (commonly referred to as a “say-on-frequency” proposal). Based on the results of such non-binding advisory vote, the Company will hold “say-on-pay” votes annually. We will re-evaluate this determination after the shareholder advisory “say-on-frequency” vote at the Company’s 2026 AGM.

Vote required:	Affirmative vote of a majority of the votes cast.
Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A describes our executive compensation philosophy and the key elements of our executive compensation program, practices and processes, focusing on the executive pay decisions for our Named Executive Officers (“NEOs”) listed below for 2025:

Name	Position
John H. Stone	President and Chief Executive Officer
Michael J. Wagnes	Senior Vice President and Chief Financial Officer
Timothy P. Eckersley	President, International, and Senior Vice President, Allegion
David S. Ilardi	Senior Vice President, Allegion Americas
Joseph C. Blasko	Senior Vice President and General Counsel

EXECUTIVE SUMMARY

2025 Allegion Performance

In 2025, the Company achieved record levels of financial performance. Below are results based on the metrics we utilize in our AIP and long-term incentive plan.

Adj. Revenue Performance	Adj. Op. Income Performance

Adj. Available Cash Flow Performance	Adj. Earnings Per Share

*	The foregoing metrics reflect adjustments by the Compensation and Human Capital Committee, as described in more detail below.

Overall, 2025 was marked by high-single digit enterprise revenue growth, accretive capital deployment and strong cash generation. Our company grew revenue and profitability while making responsible investments to drive future growth. During the year, those investments included the acquisitions of Brisant Secure, ELATEC, Gatewise, Lemaar, Next Door Company, Novas, Trimco, UAP and Waitwhile. These acquisitions leverage core Allegion strengths in mechanical security hardware, while also increasing our deep customer relationships and continuing to build out our portfolio to meet customer and end-user needs through electronics and software.

Additionally, these investments underscore our commitment to driving innovation that supports our vision of creating a safer and more accessible world. Our commitment to environmental, social and governance excellence supports this vision, too. We have short-term and long-term goals that guide steady progress in sustainability and pride ourselves on having one of the safest, most engaged workforces in our industry. Through employee engagement and creating an inclusive culture with opportunities for all, as well as giving back to our communities, we’re creating a better workplace and contributing to a better world. In 2024 and 2025, we were named a “Gallup Exceptional Workplace Award” winner, further recognizing our workplace culture of strengths and engagement as one of the best in the world. Our engagement and our passion for excellence propels us to create a high-performing and inclusive culture, where we can elevate the people in our industry and our communities.

Allegion’s strong performance relative to all metrics resulted in a 131.31% financial performance score under the AIP for 2025 (subject to region- and individual-specific performance adjustments). Our PSU payout for the 2023 – 2025 performance period was 125%, which was a result of adjusted EPS achievement of $8.10 (149% payout for this component) and relative total shareholder return (“TSR”) at the 50th percentile of our performance peer group (resulting in a payout of 100% for this component). As described under “Long-Term Incentive Plan,” PSUs represented 50% of the NEOs’ target long-term incentive grant value for 2025.

2025 NEO Compensation Actions

The target total direct compensation as approved by the Compensation and Human Capital Committee for our NEOs in 2025 is outlined below. As compared to 2024, the average increase in target total direct compensation for our NEOs (other than Mr. Blasko who was not an NEO in 2024) was 4.3% in 2025.

Our CEO’s target total direct compensation was increased by 4.8% and our other NEOs (other than Mr. Blasko) received increases that ranged from 3.3% to 5.1%. In making the decision, the Compensation and Human Capital Committee recognized the NEOs performance and growth in their roles, as well as to position their compensation more competitively to our market median pay strategy.

			Long-term	Target
	Annual	Annual Incentive	Incentive Target	Total Direct
	Base Salary	Target Value	Value	Compensation
NEO	($)	(%)	($)	($)
John H. Stone	1,075,000	125	5,800,000	8,218,750
Michael J. Wagnes	625,000	85	1,550,000	2,706,250
Timothy P. Eckersley	600,000	75	925,000	1,975,000
David S. Ilardi	575,000	75	925,000	1,931,250
Joseph C. Blasko	550,000	60	900,000	1,780,000

Pay Mix

The pay mix is based on target total direct compensation (i.e., annual base salary, annual cash incentive at target and long-term incentive compensation at target) and excludes one-time awards. As illustrated in the charts below, a significant percentage of each NEO’s target total direct compensation for 2025 was both performance-based and at-risk over the short- and long-term in accordance with our pay-for-performance compensation philosophy.

Consideration of 2025 Advisory Vote on Executive Compensation

When making decisions about the philosophy, objectives and elements of our executive compensation programs, the Compensation and Human Capital Committee considers the views of shareholders received during the shareholder engagement efforts more fully described in “Shareholder Outreach and Engagement” beginning on page 20 and as may be reflected in their annual non-binding advisory vote on our executive compensation (commonly referred to as a “say-on-pay” proposal). At our 2025 AGM, approximately 94% of the votes cast by our shareholders were voted “for” our “say-on-pay” proposal. During our engagement with shareholders in the spring of 2025, we generally received positive feedback toward our incentive compensation programs and as such no material changes were made to the overall design of our executive compensation programs for 2025.

COMPENSATION PHILOSOPHY AND DESIGN PRINCIPLES

Compensation Philosophy and Executive Compensation Program Objectives

Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic business objectives and long-term shareholder value creation. Our strategic business objectives are built on four growth pillars: (i) build on our legacy; (ii) be the partner of choice; (iii) deliver and capture recurring value; and (iv) operate with excellence. We strive to provide our NEOs with a compensation package that is competitive around the market median, with the expectation that above-target performance will result in above-median pay, and below-target performance will result in below-median pay.

The primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation are:

Create and reinforce our pay-for-performance culture

The compensation program is designed to align pay with individual and company performance. Exceptional performance results in increased compensation; below-target performance results in reduced or no incentive pay. Annual reviews are conducted to ensure alignment of incentives to business results.

Align the interests of management with our shareholders and other stakeholders	A significant portion of executive compensation is equity-based, and share ownership guidelines are utilized to incentivize delivery of long-term, sustainable growth.
Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay

Compensation is intended to be competitive with those similarly situated organizations with which we compete for top talent. Highly skilled executives are essential to our long-term success and retention of talent is an important factor in the design of our compensation and benefit programs.

Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk	We aim to drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to discourage excessive risk-taking.
Integrate with our performance management process of goal setting and formal evaluation	Target-level goals are based on our strategy and Annual Operating Plan (“AOP”) and are considered challenging, yet achievable, as appropriately established for each year.

Maintaining Best Practices Regarding Executive Compensation

We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder (and other stakeholder) interests:

Practices we DO have	Practices we DON’T have

    Incentive award metrics that align pay to strategic business performance measures

    Directors and executives must comply with robust share ownership requirements, with all directors and executives in compliance, or on track to achieve compliance, with these obligations

    Maintain enhanced incentive compensation clawback / recoupment policies for both time and performance-based awards

    Change in Control severance benefits triggered only upon a qualifying termination following a change-in-control

    Significant percentage of executive compensation target opportunity is contingent on performance measured against pre-established performance goals

    Conduct competitive benchmarking to ensure executive pay is aligned to market

    Independent compensation consultant is retained by and reports to the Compensation and Human Capital Committee

    Annual Say-on-Pay vote by shareholders

    Repricing of options without shareholder approval

    Hedging or pledging transactions, speculative transactions or short sales by executive officers or directors

    Automatic single-trigger equity vesting upon a change in control

    Excessive perquisites

    Excessive severance benefits or other non-performance-based compensation

    Employment agreements with defined term lengths

    Uncapped incentive compensation opportunities

    Tax gross-ups under change-in-control agreements

HOW WE MAKE COMPENSATION DECISIONS

Decision-Making Process

The Compensation and Human Capital Committee reviews and discusses the performance of the CEO and makes determinations regarding his compensation. For other NEOs, the CEO considers their individual performance and contributions and makes compensation recommendations to the Compensation and Human Capital Committee. The Compensation and Human Capital Committee reviews and discusses these and adjusts them as it deems appropriate before approving. In making compensation decisions, the Compensation and Human Capital Committee uses several resources and tools, including the advice of its independent compensation consultant, assessment of competitive market information and peer group data, Company and individual performance, and accumulated and potential equity holdings.

Use of Comparator Groups for Pay and Performance

The Compensation and Human Capital Committee uses two comparator groups as part of its executive compensation process. The “Compensation Benchmarking Peer Group” is used to assess the market competitiveness of our NEOs’ target total direct compensation opportunities, and the Performance Peer

Group is used to evaluate our relative TSR performance, one of the performance measures utilized in our long-term incentive program.

Compensation Benchmarking Peer Group

The Compensation and Human Capital Committee considers relevant market pay practices, among other factors, when setting executive compensation to enhance our ability to recruit and retain high-performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against the Compensation Benchmarking Peer Group, which consists of companies that generally:

●	Are similar to us in terms of certain factors, including one or more of the following: size (i.e., revenue, market capitalization and growth characteristics), industry, lifecycle stage and global presence; and
●	Have NEOs whose scope of responsibilities are comparable in terms of breadth and complexity.

Peer Group Decisions for 2025

The Compensation and Human Capital Committee reviews the Compensation Benchmarking Peer Group on an annual basis and determines, with input from its independent compensation consultant, whether any changes are appropriate. This annual review ensures that the peer group companies remain appropriate from a business and talent perspective.

In September 2024, the Compensation and Human Capital Committee reviewed the Compensation Benchmarking Peer Group with the assistance of its independent compensation consultant. The Compensation and Human Capital Committee removed two then-existing peers (Masonite International and National Instruments Corp) that were acquired and added one new peer, Generac Holdings, to maintain a robust comparator group with the Company positioned near the median for revenue and market capitalization. This peer group is outlined below.

Acuity Brands	Generac Holdings*	Masco Corp	SPX Technologies
A.O. Smith	Graco	nVent Electric	Trimble Inc.
Belden	Hubbell	Owens Corning	Watts Water Technologies
Carlisle Companies	Keysight Technologies	Resideo Technologies	Zebra Technologies Corp
Fortive Corporation	Lennox International	Rockwell Automation
Fortune Brands Home & Security	Littelfuse	Sensata Technologies

*	New peer for 2025

Performance Peer Group

Historically, the Compensation and Human Capital Committee utilized a performance peer group consisting of the companies in the S&P 400 Capital Goods Index (the “Performance Peer Group”). Beginning with the PSUs granted in 2024, the Performance Peer Group was expanded to also include the S&P 500 Capital Goods Index. We believe the Performance Peer Group provides an appropriate measure of our relative TSR performance because it contains companies that operate in similar industries and are subject to similar macro-economic factors.

Role of the Independent Compensation Consultant

The Compensation and Human Capital Committee has the authority to obtain advice and assistance from independent advisors and to determine their fees and terms of engagement. The Compensation and Human Capital Committee engaged FW Cook as its independent compensation consultant following a robust process.

Each year, the Compensation and Human Capital Committee evaluates the independence and quality of the services provided by its independent compensation consultant. In reviewing FW Cook’s engagement for 2025, the Compensation and Human Capital Committee considered the factors set forth in the applicable SEC rules and determined that FW Cook was independent and that there were no conflicts of interest with respect to FW Cook’s work for the committee.

COMPENSATION ELEMENTS

Primary Compensation Elements

The following table summarizes the key elements of our executive compensation program. All NEOs are eligible for each element.

	Salary	AIP	PSUs	Options	RSUs
Who Receives	All NEOs	All NEOs	All NEOs	All NEOs	All NEOs

Reason Granted	Attraction and retention of quality talent	Drives annual performance and achievement to AOP	Reward for the achievement of key financial objectives and stock price appreciation	Reward for sustained stock price appreciation	Facilitate retention and reward for stock price appreciation

When Granted / Received	Reviewed annually	Annually for prior year performance	First quarter annually	First quarter annually	First quarter annually

Form of Delivery	Cash	Cash	Equity	Equity	Equity

Type of Performance	Short-term emphasis	Short-term emphasis	Long-term emphasis	Long-term emphasis	Long-term emphasis

Performance / Service period	Ongoing	1 year	3 years	3 years	3 years

How Payout is Determined	Compensation and Human Capital Committee approves	Formulaic; Compensation and Human Capital Committee approves	Formulaic; Compensation and Human Capital Committee approves	Stock price on exercise / vest date	Stock price on exercise / vest date

Most Recent Performance Measure	n/a	Mix of financial and individual goals	Adjusted EPS and relative TSR	Stock price appreciation	Stock price appreciation

2025 COMPENSATION DECISIONS

The Compensation and Human Capital Committee annually reviews each element of target total direct compensation for our NEOs to determine whether these programs competitively reward our NEOs for their services based on a comparison to executives in the Compensation Benchmarking Peer Group and a review of other competitive market information and to ensure alignment with our compensation philosophy noted previously.

Base Salary

None of our NEOs receive automatic annual “merit” increases to their base salaries. Instead, the Compensation and Human Capital Committee annually considers the competitive factors previously noted along with each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s achievements relative to core competencies and key corporate values as well as the competitiveness in the market, in making future base salary decisions.

In April 2025, adjustments were made to the base salaries of certain NEOs to recognize the NEOs performance and growth in their roles, as well as to position their compensation more competitively to our market median strategy.

	2024 Base Salary	2025 Base Salary	Increase
NEO	($)	($)	(%)
John H. Stone	1,040,000	1,075,000	3%
Michael J. Wagnes	605,000	625,000	3%
Timothy P. Eckersley	570,000	600,000	5%
David S. Ilardi	550,000	575,000	5%
Joseph C. Blasko(1)	—	550,000	N/A

(1)	Prior year amount is not shown for Mr. Blasko as he was not an NEO for the fiscal year ended December 31, 2024.

Annual and Long-Term Incentives

The following table shows year-over-year changes in the 2025 annual and long-term target incentive opportunities for the NEOs. The Compensation and Human Capital Committee increased the 2025 long-term target incentive opportunities for the NEOs to maintain alignment with our compensation philosophy and design principles and to remain competitive with the Compensation Benchmarking Peer Group median.

	2024 Target	2025
	AIP	Target AIP	Target AIP	2024 Target	2025 Target	Target LTI
	(% of Base	(% of Base	Increase	LTI	LTI	Increase
NEO	Salary)	Salary)	(%)	($)	($)	($)
John H. Stone	125	125	—	5,500,000	5,800,000	300,000
Michael J. Wagnes	85	85	—	1,500,000	1,550,000	50,000
Timothy P. Eckersley	75	75	—	900,000	925,000	25,000
David S. Ilardi	75	75	—	875,000	925,000	50,000
Joseph C. Blasko(1)	—	60	N/A	—	900,000	N/A

(1)	Prior year amounts are not shown for Mr. Blasko as he was not an NEO for the fiscal year ended December 31, 2024.

2025 ANNUAL AND LONG-TERM INCENTIVE PLAN DESIGNS AND PAYOUTS

Annual Incentive Plan

Annual Incentive Plan Design

The AIP provides NEOs an opportunity to earn a cash incentive tied to both our financial performance, including profitable revenue growth and the delivery of strong cash flow, and the NEOs’ respective individual contributions over a one-year performance period. Individual AIP payouts are calculated as the product of (i) base salary; (ii) target percentage of base salary; (iii) the financial performance score; and (iv) the individual performance score (including application of the People, Environment and Safety Scorecard modifier). The AIP requires that we achieve defined and objective financial performance goals before participants become eligible for an award and in no case will an NEO’s AIP award exceed 200% of the target percentage. The individual performance score multiplier can range from 0 to 150%, subject to the 200% overall cap on the AIP award. In addition, the Compensation and Human Capital Committee has established an aggregate cap on the individual performance component equal to 10% of the aggregate earned financial performance payment for all active Company executive officers, including NEOs (the Individual Performance Pool Cap). The individual performance component for all NEOs can be modified downward by up to 3% based on the Company’s performance against the People, Environment and Safety Scorecard adopted by the Compensation and Human Capital Committee at the beginning of the year. The People, Environment and Safety Scorecard modifier does not increase the Performance Pool Cap.

Financial Performance

The financial performance score is based on achievement of financial metrics established annually by the Compensation and Human Capital Committee during the first quarter of the fiscal year. The financial metrics align with key elements of the Board-approved AOP. Executives serving in a corporate role are measured based on the corporate financial metrics. Regional business leaders (i.e., Senior Vice President, Allegion Americas and President, International) are measured based on a combination of corporate (45%) and regional (55%) financial metrics. We believe this combination focuses regional business leaders on achieving the pre-established objectives for their business unit as well as aligning their interests with corporate goals to help create sustainable shareholder value.

For 2025, we adjusted the weightings for the financial metrics to emphasize the importance of top line growth. The financial performance score was calculated as follows for 2025:

Our 2025 AIP metrics and goals along with actual performance and payouts relative to target for our NEOs are reflected below:

Corporate

	Pre-established Financial Targets (in millions)
	Adjusted		Adjusted
	Revenue(1)	Adjusted OI(2)	ACF(2)	Payout as a %
	($)	($)	($)	of Target
Threshold	3,734	842	531	50%
Target	3,872	894	590	100%
Maximum	4,066	984	679	200%
Actual Performance	3,919	914	635
Weighted Financial Achievement	43.36%	42.81%	45.14%	131.31%

Americas

	Pre-established Financial Targets (in millions)
	Adjusted
	Revenue(1)	Adjusted OI(2)	OCF(3)	Payout as a %
	($)	($)	($)	of Target
Threshold	2,984	852	797	50%
Target	3,146	913	885	100%
Maximum	3,303	1,005	1,018	200%
Actual Performance	3,192	931	892
Weighted Financial Achievement	45.28%	41.64%	31.58%	118.51%

International

	Pre-established Financial Targets (in millions)
	Adjusted
	Revenue(1)	Adjusted OI(2)	OCF(3)	Payout as a %
	($)	($)	($)	of Target
Threshold	709	94	84	50%
Target	747	101	90	100%
Maximum	784	111	104	200%
Actual Performance	727	94	98
Weighted Financial Achievement	25.64%	18.24%	48.50%	92.38%

(1)	Adjusted revenue is defined as the net revenue of the Company or business unit, as applicable, calculated in accordance with U.S. GAAP, adjusted by the Compensation and Human Capital Committee as further described below.
(2)	For AIP purposes, adjusted operating income (“OI”) and adjusted available cash flow (“ACF”) represent adjusted OI and available cash flow, each as publicly reported, adjusted by the Compensation and Human Capital Committee as further described below.
(3)	Operating cash flow (“OCF”) is defined as adjusted OI for the regional business unit, adjusted for non-cash expenses and changes in net working capital, less capital expenditures, adjusted by the Compensation and Human Capital Committee as further described below.

The Compensation and Human Capital Committee reviews the financial performance following the end of the fiscal year and determines the financial performance score. The Compensation and Human Capital Committee has adopted pre-established categories of potential adjustments for items causing significant differences from the assumptions contained in the AOP, including, but not limited to:

●	The financial performance of any business acquired or divested during the performance period;
●	Costs associated with Board-approved acquisitions or divestitures;
●	Unusual or non-recurring gains or losses;
●	Changes in applicable accounting principles and tax laws; and
●	Significant Board-approved business restructurings or material interruptions (including facility closures, severance, professional fees or work stoppage).

These potential adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions that support the AOP, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize long-term and sustainable growth. As a result of these pre-established adjustments, the actual performance amounts shown above may differ as compared to the reported amounts included on our 2025 Form 10-K and other SEC filings. These pre-established financial targets (and results) are relevant only to our executive compensation program and should not be used or applied in other contexts.

Individual Performance and People, Environment and Safety Scorecard

Individual objectives are established annually for the NEOs and include strategic initiatives with both financial and non-financial metrics. Participants are evaluated based upon their achievements relative to pre-established non-financial metrics including core competencies and key corporate values. The Compensation and Human Capital Committee believes that this design, combining objective and measurable financial goals and adjusting for individual performance, reinforces a culture that recognizes team achievement and individual contributions. At the end of each year, the CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Compensation and Human Capital Committee. The Compensation and Human Capital Committee evaluates the CEO’s performance against his pre-established individual objectives. Based on the Compensation and Human Capital Committee’s evaluation of the CEO and the CEO’s recommendations, the Compensation and Human Capital Committee determines and approves the individual performance score for each officer.

The People, Environment and Safety Scorecard measures the Company’s quantitative performance against internal environmental, people and safety goals. Depending on the Company’s performance against the metrics contained within the People, Environment and Safety Scorecard, the NEOs’ individual performance scores may be adjusted downwards by as much as 3%.

Results of Individual Performance Evaluations and People, Environment and Safety Scorecard Modifier

In determining the individual performance score for each NEO’s AIP award, the Compensation and Human Capital Committee considers pre-established individual performance objectives and then evaluates actual performance relative to these objectives to determine an overall performance score. No specific weighting of individual objectives was used, although particular emphasis is given to meeting key financial goals such as business profitability, growth and efficient capital allocation.

Messrs. Stone, Wagnes, Eckersley and Ilardi received individual performance factors in excess of target.

●	Mr. Stone’s assessment recognizes the Company’s record financial performance, including nine acquisitions, leadership in evolving the business strategy and creating a high-performing culture.
●	Mr. Wagnes drove financial performance with exceptional cash and treasury management.
●	Mr. Eckersley led double-digit growth in Allegion International amid challenging markets.
●	Mr. Ilardi led the achievement of exceptional financial performance, exceeding the annual plan.

Based on the Company’s achievement against the People, Environment and Safety Scorecard in 2025, the Compensation and Human Capital Committee assessed performance at target.

2025 AIP Awards

The Compensation and Human Capital Committee approved the following AIP awards for our NEOs:

	(A)	(B)	(C)=(A)x(B)	(D)	(E)=(C)x(D)
			AIP Earned
			from
	2025 AIP	Financial	Financial	Individual	2025 AIP
	Target	Performance	Performance	Performance	Award
NEO	($)	Score	($)	Score(2)	($)
John H. Stone	1,343,750	131.31%	1,764,478	110%	1,940,926
Michael J. Wagnes	531,250	131.31%	697,584	105%	732,464
Timothy P. Eckersley	450,000	109.90%	494,550	120%	593,460
David S. Ilardi	431,250	124.27%	535,914	115%	616,302
Joseph C. Blasko(1)	179,918	131.31%	236,250	100%	236,250

(1)	Mr. Blasko joined the Company in June 2025 and his 2025 AIP target was prorated accordingly.
(2)	The individual performance score in column D includes the People, Environment, and Safety Scorecard modifier, as applicable.

Long-Term Incentive Plan

Long-Term Incentive Plan Design

The long-term incentive plan provides NEOs an opportunity to earn an equity incentive tied to our financial performance over a three-year performance period and is comprised of PSUs, stock options, and RSUs. We grant executives a mix of equity awards to provide an effective balance between incentivizing and rewarding long-term financial performance and retention. Long-term incentive targets are expressed in dollar amounts which are converted to a number of shares based on the fair value of the award on the grant date.

Award Type	Portion of Grant	Alignment with Shareholders
PSUs	50%

Designed to motivate and reward executives for achievement of a financial goal based on our strategic business objectives and align NEOs with shareholder interest by rewarding value creation over the long term by positioning 50% of the opportunity to adjusted EPS performance and the other 50% to relative TSR

Options	25%	Designed to motivate NEOs to create shareholder value by allowing NEOs to participate in share price appreciation over the long term
RSUs	25%	Designed to facilitate NEO retention and reward for stock price appreciation

Performance Stock Units (PSUs):

Vesting of the PSUs is tied 50% to an adjusted EPS goal and 50% to relative TSR as compared to the Performance Peer Group companies over a three-year performance period. PSUs vest at the end of the three-year performance period and the NEO will earn a number of shares based upon achievement of the performance levels shown below. If TSR is not positive over the performance period, payout cannot exceed the target level for the TSR portion of the award. Such TSR review will occur after the conclusion of the final year of the performance period.

Adjusted EPS Performance(1)	% of Target PSUs Earned(2)
Below Threshold	No award earned
Threshold	50%
Target	100%
Maximum	200%

TSR Performance Relative to S&P 400 Capital Goods Index(3)	% of Target PSUs Earned(2)
< 25th Percentile	No award earned
25th Percentile	50%
50th Percentile	100%
>= 75th Percentile	200%

(1)	Adjusted EPS is defined as adjusted EPS, as publicly reported, subject to formulaic adjustment by the Compensation and Human Capital Committee based on pre-approved categories.
(2)	Results are interpolated between percentiles achieved. The Compensation and Human Capital Committee retains the authority and discretion to make downward adjustments to the calculated PSU award payouts regardless of actual performance.
(3)	Beginning with the PSUs granted in 2024, the Performance Peer Group was expanded to also include companies in the S&P 500 Capital Goods Index.

Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends paid to shareholders. Dividend equivalents are not earned until the PSUs vest and are payable in cash at the time of vesting. The actual dividend equivalents paid are determined by the actual number of PSUs earned at the end of the performance period.

Stock Options and Restricted Stock Units:

Stock options and RSUs are considered by the Compensation and Human Capital Committee to be “at-risk” performance-based compensation and aligned with our shareholders’ interests over the long term. Stock options are considered “at-risk” because there is no value unless the stock price appreciates during the term of the option. RSUs are considered at-risk because the ultimate value of the shares underlying the award will fluctuate based on our stock price performance. RSUs provide strong retentive value, while still providing alignment with shareholder value creation.

Both stock options and RSUs granted annually to our NEOs vest ratably in three equal annual increments over a three-year period beginning on the first anniversary of the grant date. Stock options expire on the tenth anniversary of the grant date. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash. No dividend equivalents are payable on stock options.

2025 Annual Equity Awards

In the first quarter of 2025, the Compensation and Human Capital Committee approved the grant date value for each NEO as shown in the following table. The actual value of the 2025-2027 PSU awards will depend upon our performance relative to pre-established performance goals and price of our ordinary shares at the time the awards are settled.

			Stock	Stock
	PSU (at	PSU (at	Option	Option	RSU	RSU
	Target)	Target)	Award	Award	Award	Award
NEO	($)	(#)	($)	(#)	($)	(#)
John H. Stone	3,112,192	22,920	1,450,032	38,442	1,450,034	11,460
Michael J. Wagnes	831,819	6,126	387,535	10,274	387,561	3,063
Timothy P. Eckersley	496,430	3,656	231,261	6,131	231,297	1,828
David S. Ilardi	496,430	3,656	231,261	6,131	231,297	1,828
Joseph C. Blasko	446,160	3,049	225,038	5,966	225,121	1,525

Performance-Based Equity Award for Mr. Eckersley

In the first quarter of 2023, the Compensation and Human Capital Committee approved an additional performance-based equity award for Mr. Eckersley in the amount of $1,500,017 (14,701 shares) due to his expanded responsibilities for the oversight of the Global Software Solutions business in addition to his responsibilities as President, International. This award is tied to specific goals around (i) building a global commercial software and solutions business; (ii) accelerating investment and growth in the global software solutions business; and (iii) establishing the focus, direction and operational governance model necessary for the businesses’ success. Payouts under the program can range from 0% to 150% of target with 1/2 of the payout tied to performance as of February 2024, 1/3 of the payout tied to performance as of February 2025, and 1/6 of the payout tied to the performance as of February 2026.

Based on the performance outlined below, the Compensation and Human Capital Committee elected to award the February 2026 component at 111% of target.

Weighting	Performance Metric	Achievement Score
10% Organization Development	Evolution and leadership of the Global Software Solution business	115%
30% International Business Objectives	Addition of an accretive acquisition advancing software solutions business	125%
30% Americas Business Objectives	Software financial performance meeting or exceeding pre-determined targets	90%
30% Global Platform Objectives	Global platform meeting or exceeding pre-determined targets	115%

PSU Payouts for 2023 – 2025 Performance Period

The PSUs earned for the 2023-2025 performance period were based on the Company’s (i) adjusted EPS performance against pre-established goals for the last year of the performance period and (ii) TSR performance over the three-year performance period relative to the Peer Performance Group companies, with each of these performance metrics weighted at 50%. For the last year of the 2023-2025 performance period (i.e., our fiscal year ended December 31, 2025), our adjusted EPS was $8.10, resulting in a payout of 149% for that metric, and our TSR performance was ranked in the 50th percentile, resulting in a payout of 100% for that metric. The performance metrics, when weighted and combined, resulted in an overall payout of 125% of target.

					% Earned of
Performance					Performance	Final Payout
Metric	Threshold	Target	Maximum	Actual	Metric	%
Adjusted EPS(1) (50%)	$6.75	$7.56	$8.66	$8.10	149
						125
TSR (50%)	25th percentile	Median	>= 75th percentile	50th percentile (52.73% TSR)	100

(1)	Adjusted EPS represents adjusted EPS, as publicly reported for the fiscal year ended December 31, 2025, as further adjusted by the Compensation and Human Capital Committee to reflect pre-approved adjustments.

As a result of the foregoing performance, the PSUs vested at 125% of target, with our NEOs earning the following shares with respect to the PSUs previously granted to them for the 2023-2025 performance period.

	Target PSUs
	Awarded	PSUs Earned
NEO	(#)	(#)
John H. Stone	24,425	30,532
Michael J. Wagnes	6,662	8,328
Timothy P. Eckersley	3,686	4,608
David S. Ilardi	3,309	4,137
Joseph C. Blasko(1)	—	—

(1)	Amounts are not shown for Mr. Blasko as he was not awarded the 2023-2025 PSU award. Mr. Blasko became our Senior Vice President and General Counsel in June 2025, after the grant date of the 2023-2025 PSU awards.

2026 TARGET TOTAL DIRECT COMPENSATION

The Compensation and Human Capital Committee annually reviews the target total direct compensation for each NEO. Based on recommendations from our CEO (for NEOs other than himself) and in accordance with our compensation philosophy, the Compensation and Human Capital Committee approved the 2026 target total direct compensation for all continuing NEOs, as shown in the table below. The increases ranged from 3.2% to 13.6% based on our assessment of individual performance and each executive’s positioning relative to the market data.

			2026 Long-term	2026 Total
	2026 Base	2026 AIP	Incentive Target	Direct
	Salary	(as a % of Base	Value	Compensation
NEO(1)	($)	Salary)	($)	($)
John H. Stone	1,075,000	125	6,600,000	9,018,750
Michael J. Wagnes	645,000	85	1,600,000	2,793,250
Timothy P. Eckersley	620,000	75	1,100,000	2,185,000
David S. Ilardi	625,000	75	1,100,000	2,193,750
Joseph C. Blasko	570,000	70	900,000	1,869,000

The incentive plan design structure for the Company remained consistent for 2026 with the following exceptions: (1) Operating Cash Flow in the Region-based annual incentive plans was replaced with Available Cash Flow; and (2) the People, Environment and Safety component was eliminated.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION PROGRAMS

Stock Ownership Policy

Under the policy adopted by the Compensation and Human Capital Committee, the CEO and executive officers reporting to the CEO must hold Company ordinary shares in an amount representing a multiple of their base salary as follows:

Position	Ownership Requirement as Multiple of Base Salary	Additional Details
CEO	6x	● Compliance must be achieved by the 5th anniversary of appointment.
CFO	3x
●
Directly owned shares, shares held by immediate family members, unvested RSUs and shares invested in the Executive Deferred Compensation Plan (“EDCP”) count toward the minimum ownership requirement. Options and unvested PSUs are excluded.

Senior Vice Presidents	2x
Vice Presidents	1x	● All of our NEOs were in compliance with or on track to achieve compliance with these obligations as of the Company’s last evaluation in June 2025.

Clawback Policies

The Company adopted a clawback policy that complies with the NYSE’s clawback listing standards and Section 10D of the Exchange Act and the rules promulgated thereunder. In the event that the Company is required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, the clawback policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive-based compensation “received” (as defined in Section 10D of the Exchange Act) by such covered executive during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. Executives covered by the clawback policy include the Company’s current and former executive officers, as determined by the Compensation and Human Capital Committee in accordance with Section 10D of the Exchange Act and NYSE listing standards.

The Company has an enhanced clawback policy under which the Company has the discretion to recoup cash and/or equity incentive compensation paid to any participant of the Company’s AIP or long-term incentive plans if (i) a financial restatement occurs that was a result of fraud or intentional misconduct of such employee or (ii) if such individual’s employment was terminated by the Company for cause. The enhanced recoupment provisions apply to all incentive compensation, including time-based awards, and are not limited to erroneously paid incentive compensation.

Policy Regarding Hedging Stock Ownership

We prohibit our directors and executive officers (including our NEOs) from hedging their ownership of our ordinary shares. See the section entitled “Corporate Governance — Anti-Hedging/Anti-Pledging Policy and Other Restrictions” for our policy on margin accounts and pledging of our shares.

Retirement Programs and Other Benefits

A qualified defined contribution 401(k) plan called the Employee Savings Plan (“ESP”) is available for the U.S. salaried and hourly non-union workforce. The ESP provides a dollar-for-dollar match on the first 6% of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is a retirement savings program. We also maintain qualified and nonqualified defined benefit pension plans intended to provide fixed benefits upon retirement based on the individual’s age and number of years of service, however, these plans are closed to new participants. Refer to the 2025 Pension Benefits table on page 66 for additional details on these plans and those NEOs that are eligible to participate.

As of January 1, 2023, all non-union defined benefit (DB) plan accruals ceased. Impacted employees now receive a 2% employer core contribution in the Employee Savings Plan (ESP) in addition to the standard company match. This follows a transition period that began in 2012 and concluded for all remaining eligible employees at the end of 2022. Please refer to the section “2025 Pension Benefits” on page 64 for additional details on these plans.

The Company also offers a U.S. nonqualified, defined contribution plan called the Supplemental Employee Savings Plan (the “Supplemental ESP”). Please refer to the section “Nonqualified Deferred Compensation” on page 66 for a description of the Supplemental ESP.

Through 2018, our nonqualified EDCP allowed eligible employees to defer receipt of a part of their annual salary, AIP award and PSU award. Cash deferrals were invested in select mutual fund investments and PSU award deferrals were required to be invested in our ordinary shares. As of January 1, 2019, this plan was frozen to new participants and deferrals. Please refer to the Nonqualified Deferred Compensation section for additional details on the EDCP.

Severance Arrangements

We have not adopted a formal severance policy that is specific to our NEOs and other executives. In connection with recruiting certain officers, we may enter into arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which are addressed in the CIC Plan as described under the section “Change-In-Control Plan” below).

Change in Control Plan

All NEOs participate in our Change in Control Severance Plan (“CIC Plan”). The CIC Plan was adopted to mitigate the concern that those involved in considering a potential change in control transaction might otherwise be motivated to act in their own interests rather than the best interests of our shareholders, and to assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. The CIC Plan provides cash severance benefits if a change in control (as defined therein) (“CIC”) occurs and an officer’s employment is terminated in connection with such CIC or within two years thereafter by the employer without Cause or by the officer with Good Reason (each as defined therein). Cash severance benefits in the event of such a qualifying termination will be based on an individually defined multiple ranging from 1.5 for executive officers to 3.0 for the CEO (the “Severance Multiple”). Individual cash severance benefits under the CIC Plan include: (i) the product of the individual’s base salary in effect at termination multiplied by the Severance Multiple; (ii) the product of the individual’s then-current cash target incentive award multiplied by the Severance Multiple; and (iii) a target cash incentive award for the year of termination pro-rated for the portion of the performance cycle completed through the date of termination. Cash severance benefits under the CIC Plan will be reduced by severance-related benefits provided through any other Allegion severance program. In addition, participants in the CIC Plan will, in the event of a qualifying termination, receive continued health benefits for a term of years equal to the Severance Multiple and outplacement benefits of up to $25,000.

The CIC Plan does not provide for payment of, or reimbursement for, any tax payments or other tax gross ups related to the severance benefits. However, the CIC Plan does provide for cash severance benefits to be adjusted for purposes of the excise tax that could apply pursuant to Sections 280G and 4999 of the Code, so participants will receive the better after-tax benefit treatment (“Best of Net” approach) between (i) cash severance payments paid in full, with the executive responsible for all taxes incurred, or (ii) cash severance payments reduced to avoid triggering excise taxes.

Under the 2013 Incentive Stock Plan (the “2013 Stock Plan”) and 2023 Incentive Stock Plan (the “2023 Stock Plan”), in the event of a CIC, outstanding unvested stock options and RSUs will immediately vest and become exercisable or payable, as applicable, unless a substantially equivalent alternate award is provided by the surviving entity following the CIC. PSU awards will be deemed vested on a pro-rata basis, based on the target award opportunity and total number of months worked in the applicable performance period.

Senior Executive Performance Plan

The Senior Executive Performance Plan (“SEPP”) is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under the AIP. Under the SEPP, the maximum amount of annual cash incentive that can be paid to the CEO is 1.5% of Consolidated OI from Continuing Operations, as defined in the SEPP, and the maximum amount of annual cash incentive that can be paid to any other covered executive is 0.6% of Consolidated OI from Continuing Operations. The Compensation and Human Capital Committee may exercise its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIP.

Tax and Accounting Considerations

The Company is subject to Section 162(m) of the Internal Revenue Code (the “Code”), as amended, which limits deductibility of compensation in excess of $1 million paid to covered employees, including our NEOs. In determining compensation program designs, the Compensation and Human Capital Committee considers tax and accounting implications (e.g., Section 162(m) and 409A of the Code), and the Company adheres to these tax and accounting regulations as they are amended over time. While tax and accounting regulations are considered, the forms of compensation utilized and amounts are determined primarily by their effectiveness in creating maximum alignment between key strategic objectives and the interests of our shareholders and other stakeholders.

Policies and Practices Related to the Grant of Certain Equity Awards

In 2025, we granted annual equity awards to all of our NEOs following our earnings release for the fourth quarter and full-year results for 2024. We intend to continue to regularly follow this practice. In response to Item 402(x)(1) of Regulation S-K, the Compensation and Human Capital Committee does not grant or determine the terms of equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates. In 2025, we did not grant stock options on any date that, in relation to our disclosure of material nonpublic information, would require us to provide the tabular disclosure of Item 402(x)(2) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the CD&A contained in this Proxy Statement.

Based on our review and discussion, we recommended to the Board that the CD&A be included in this Proxy Statement.

COMPENSATION AND HUMAN CAPITAL COMMITTEE

Steven C. Mizell (Chair)
Susan L. Main
Nicole Parent Haughey
Lauren B. Peters
Ellen Rubin
Gregg C. Sengstack
Dev Vardhan

EXECUTIVE COMPENSATION

The following tables provide certain information regarding the compensation earned by each of our NEOs for 2025, and to the extent required under the SEC’s executive compensation disclosure rules, for each of the fiscal years ended December 31, 2024, and 2023.

2025 SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)
John H. Stone	2025	1,066,115	—	4,562,226	1,450,032	1,940,926	—	135,774	9,155,073
President and CEO	2024	1,040,000	—	4,662,601	1,375,035	1,196,780	—	183,944	8,458,360
	2023	1,030,000	—	4,429,896	1,375,011	2,025,738	—	136,800	8,997,445
Michael J. Wagnes	2025	619,923	—	1,219,380	387,535	732,464	5,827	101,077	3,066,206
Senior Vice President and CFO	2024	600,000	—	1,271,786	375,032	473,419	—	117,743	2,837,980
	2023	563,750	—	1,208,254	375,006	704,404	6,888	84,632	2,942,934
Timothy P. Eckersley	2025	592,385	—	727,727	231,261	593,460	528,736	92,440	2,766,009
President, International	2024	565,300	—	762,989	225,019	390,735	565,734	110,022	2,619,799
	2023	545,900	—	2,168,528	207,514	633,941	—	75,501	3,631,384
David S. Ilardi	2025	568,654	—	727,727	231,261	616,302	3,457	74,584	2,221,985
Senior Vice President, Allegion Americas	2024	536,250	—	741,782	218,758	365,393	—	82,203	1,944,386
	2023	483,750	—	600,193	186,274	644,590	3,812	73,618	1,992,237
Joseph C. Blasko	2025	296,154	250,000	671,281	225,038	236,250	—	327,510	2,006,233
Senior Vice President and General Counsel(a)

(a)	Mr. Blasko was not an NEO in the fiscal years ended December 31, 2024, or 2023.
(b)	Reflects the aggregate grant date fair value of PSU awards and any RSU awards granted during the respective fiscal year calculated in accordance with ASC Topic 718 and do not reflect amounts paid to or realized by the NEOs in respect of those awards. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSU awards granted in 2025 would be $6,224,384, $1,663,638, $992,860, $992,860, and $892,320 for Messrs. Stone, Wagnes, Eckersley, Ilardi, and Blasko, respectively. For a discussion of the assumptions made in determining the ASC 718 values, see Note 14, “Share-Based Compensation,” to our consolidated financial statements contained in the Company’s 2025 Form 10-K. Please see the 2025 Grants of Plan-Based Awards table for additional details of the 2025 grants included in this column.
(c)	Reflects the aggregate grant date fair value of stock options granted during the respective fiscal year calculated in accordance with ASC 718 and do not reflect amounts paid to or realized by the NEOs in respect of those awards. For a discussion of the assumptions made in determining the ASC 718 values, see Note 14, “Share-Based Compensation,” to our consolidated financial statements contained in the 2025 Form 10-K.

(d)	Reflects the amounts earned for the respective fiscal year under our AIP program. AIP awards are paid in cash. For more information about our AIP program, please see the section entitled “2025 AIP Awards” within the CD&A.
(e)	Amounts reported in this column reflect the aggregate change in the actuarial present value of the accumulated benefits under our Qualified Pension Plan, Supplemental Pension Plan, Key Management Supplemental Plan and EDCP, as applicable. The increase in pension benefits value is attributable to the additional year of service and age, the annual AIP award and any annual salary increase and any changes in the interest rates used to value the benefits, based on the terms of the plans, as applicable. For additional information, see the 2025 Pension Benefits table. The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation.
(f)	The following table summarizes the components of the amounts reported for each NEO in this column for 2025:

	Company
	Matching		Tax	Other
	Contributions	Relocation	Assistance	Benefits	Total
Name	($)(1)	($)(2)	($)(2)	($)(3)	($)
John H. Stone	135,774	—	—	—	135,774
Michael J. Wagnes	87,467	—	—	13,610	101,077
Timothy P. Eckersley	78,650	—	—	13,790	92,440
David S. Ilardi	60,854	—	—	13,730	74,584
Joseph C. Blasko	17,769	269,239	37,727	2,775	327,510

(1)	Represents matching contributions under our ESP and Supplemental ESP plans, as applicable.
(2)	Represents payments made towards relocation to Indiana upon job acceptance and the related tax assistance.
(3)	Includes: (a) financial counseling services; (b) officer physical reimbursement program; and (c) product rebate program reimbursements.

2025 GRANTS OF PLAN-BASED AWARDS

The following table provides certain information regarding plan-based awards granted to the NEOs during fiscal year ended December 31, 2025.

											Grant
								All Other	All Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity			of Shares	Securities	Price of	and
		Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
John H. Stone
AIP	2/5/2025	671,875	1,343,750	2,687,500	—	—	—	—	—	—	—
RSUs	2/20/2025	—	—	—	—	—	—	11,460	—	—	1,450,034
PSUs (2025-2027)	2/20/2025	—	—	—	11,460	22,290	45,840	—	—	—	3,112,192
Options	2/20/2025	—	—	—	—	—	—	—	38,442	126.530	1,450,032
Michael J. Wagnes
AIP	2/5/2025	265,625	531,250	1,062,500	—	—	—	—	—	—	—
RSUs	2/20/2025	—	—	—	—	—	—	3,063	—	—	387,561
PSUs (2025-2027)	2/20/2025	—	—	—	3,063	6,126	12,252	—	—	—	831,819
Options	2/20/2025	—	—	—	—	—	—	—	10,274	126.530	387,535
Timothy P. Eckersley
AIP	2/5/2025	225,000	450,000	900,000	—	—	—	—	—	—	—
RSUs	2/20/2025	—	—	—	—	—	—	1,828	—	—	231,297
PSUs (2025-2027)	2/20/2025	—	—	—	1,828	3,656	7,312	—	—	—	496,430
Options	2/20/2025	—	—	—	—	—	—	—	6,131	126.530	231,261
David S. Ilardi
AIP	2/5/2025	215,625	431,250	862,500	—	—	—	—	—	—	—
RSUs	2/20/2025	—	—	—	—	—	—	1,828	—	—	231,297
PSUs (2025-2027)	2/20/2025	—	—	—	1,828	3,656	7,312	—	—	—	496,430
Options	2/20/2025	—	—	—	—	—	—	—	6,131	126.530	231,261
Joseph C. Blasko
AIP	6/16/2025	165,000	330,000	660,000	—	—	—	—	—	—	—
RSUs	7/2/2025	—	—	—	—	—	—	1,525	—	—	225,121
PSUs (2025-2027)	7/2/2025	—	—	—	1,525	3,049	6,098	—	—	—	446,160
Options	7/2/2025	—	—	—	—	—	—	—	5,966	147.620	225,038

OUTSTANDING EQUITY AWARDS AT 2025 YEAR END

The following table shows, for each of the NEOs, all equity awards that were outstanding as of December 31, 2025.

			Option Awards			Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan Awards:	Market or
						Number		Number of	Payout Value
						of Shares	Market Value	Unearned	of Unearned
		Number of	Number of			or Units	of Shares or	Shares, Units	Shares, Units
		Securities	Securities			of Stock	Units of	or Other	or Other
		Underlying	Underlying	Option		that have	Stock that	Rights that	Rights that
		Unexercised	Unexercised	Exercise	Option	Not	have Not	have Not	have Not
	Grant	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Date	Exercisable(a)	Unexercisable(a)	($)	Date(b)	(#)(c)	($)(d)	(#)(e)	($)(d)
John H. Stone	2/20/2025	—	38,442	126.530	2/20/2035	11,460	1,824,661	22,920	3,649,322
	2/22/2024	11,201	22,402	130.290	2/22/2034	7,036	1,120,272	21,107	3,360,657
	2/24/2023	27,233	13,617	112.590	2/24/2033	4,071	648,185	30,532	4,861,305
	8/1/2022	72,675	—	105.700	8/1/2032	26,018	4,142,586	—	—
Michael J. Wagnes	2/20/2025	—	10,274	126.530	2/20/2035	3,063	487,691	6,126	975,382
	2/22/2024	3,055	6,110	130.290	2/22/2034	1,919	305,543	5,757	916,630
	2/24/2023	7,427	3,714	112.590	2/24/2033	1,110	176,734	8,328	1,325,984
	2/17/2022	8,745	—	115.335	2/17/2032	—	—	—	—
	2/18/2021	2,001	—	109.140	2/18/2031	—	—	—	—
	2/20/2020	1,952	—	129.325	2/20/2030	—	—	—	—
	2/21/2019	1,597	—	88.080	2/21/2029	—	—	—	—
	2/22/2018	1,468	—	86.930	2/22/2028	—	—	—	—
	2/13/2017	1,716	—	71.8350	2/13/2027	—	—	—	—
Timothy P. Eckersley	2/20/2025	—	6,131	126.530	2/20/2035	1,828	291,054	3,656	582,108
	2/22/2024	1,833	3,666	130.290	2/22/2034	1,151	183,262	3,454	549,946
	4/12/2023	—	—	—	—	—	—	2,721	433,238
	2/24/2023	4,110	2,055	112.590	2/24/2033	614	97,761	4,608	733,686
	2/17/2022	7,215	—	115.335	2/17/2032	—	—	—	—
	2/18/2021	6,003	—	109.140	2/18/2031	—	—	—	—
	2/20/2020	5,855	—	129.325	2/20/2030	—	—	—	—
David S. Ilardi	2/20/2025	—	6,131	126.530	2/20/2035	1,828	291,054	3,656	582,108
	2/22/2024	1,782	3,564	130.290	2/22/2034	1,119	178,167	3,358	534,661
	2/24/2023	3,689	1,845	112.590	2/24/2033	552	87,889	4,137	658,693
	2/17/2022	5,247	—	115.335	2/17/2032	—	—	—	—
	2/18/2021	901	—	109.140	2/18/2031	—	—	—	—
	2/20/2020	830	—	129.325	2/20/2030	—	—	—	—
	2/21/2019	728	—	88.080	2/21/2029	—	—	—	—
	2/22/2018	631	—	86.930	2/22/2028	—	—	—	—
	2/13/2017	549	—	71.835	2/13/2027	—	—	—	—
Joseph C. Blasko	7/2/2025	—	5,966	147.620	7/2/2035	1,525	242,811	3,049	485,462

(a)	Stock option awards become exercisable in three equal installments beginning on the first anniversary of the grant date, subject to continued employment or retirement.
(b)	Stock option awards expire on the tenth anniversary of the grant date.
(c)	Represents unvested RSUs that vest in three equal installments beginning on the first anniversary after the date of grant, except in the case of the August 2022 RSUs granted to Mr. Stone, subject to continued employment or retirement. Mr. Stone’s August 2022 RSUs vested 25% on each of the second and third anniversaries of the grant date, with the remaining 50% vesting on the fourth anniversary of the grant date, subject to continued employment or retirement.
(d)	The market value was computed based on $159.22 per share, the closing market price of our ordinary shares on December 31, 2025, as reported on the NYSE.
(e)	Except as noted below, the PSUs generally vest upon the completion of a three-year performance period and the NEO’s continued employment. The number of shares received is based on achievement of performance goals as certified by the Compensation and Human Capital Committee. The amounts reported in this column represent the number of unvested and unearned PSUs based on the target performance level.

In February 2026, the Compensation and Human Capital Committee certified the level of performance achievement with respect to the PSUs granted to certain NEOs in February 2023 relating to the performance period ended December 31, 2025. Accordingly, such PSUs are also included in this column, with the number of shares reported in this column representing 125% of the target number of shares underlying the PSU awards.

The PSUs granted to Mr. Eckersley in April 2023 vest as described on page 53. The Compensation and Human Capital Committee certified the level of achievement at 111% with respect to the PSUs that were due to vest in 2026.

2025 OPTION EXERCISES AND STOCK VESTED

The following table provides certain information regarding the exercise of stock options and the vesting of stock awards for each of the NEOs, as applicable, during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name(a)	(#)	($)	(#)	($)(b)
John H. Stone	—	—	20,598	3,109,560
Michael J. Wagnes	1,577	110,548	7,868	1,013,652
Timothy P. Eckersley	—	—	10,433	1,343,996
David S. Ilardi	789	53,203	4,590	591,450
Joseph C. Blasko	—	—	—	—

(a)	Mr. Blasko did not vest in any equity awards in 2025.
(b)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.

2025 PENSION BENEFITS

Each of the NEOs (other than Messrs. Stone and Blasko) participates in one or more of the following defined benefit plans:

●	the Qualified Pension Plan;
●	the Schlage Lock Company LLC Supplemental Pension Plan (the “Supplemental Pension Plan”); and
●	the Schlage Lock Company LLC Key Management Supplemental Plan (the “KMP”).

Qualified Pension Plan. The Qualified Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan that covers eligible U.S. employees hired prior to July 1, 2012. The Qualified Pension Plan provides for normal retirement at age 65. A participant becomes vested in the benefit: (i) after five years of service, or (ii) if, while employed, the participant (a) attains age 65, (b) dies or (c) becomes disabled. The formula to determine the lump sum benefit under the Qualified Pension Plan is 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between various annuity options and a lump sum option is available. The Qualified Pension Plan was closed to new participants on July 1, 2012, and no further benefits accrue to any Qualified Pension Plan participant for service performed after December 31, 2022. Certain participants made an election in 2012 to forego accruing further benefits for service performed after December 31, 2012, and, in lieu, receive a non-elective employer contribution equal to 2% of eligible compensation in the ESP. Messrs. Wagnes and Ilardi made this election. NEOs hired on July 1, 2012, through and including December 1, 2013, and eligible to participate in the ESP received the non-elective employer contribution. Employees whose accruals ceased effective December 31, 2022, in the Qualified Pension Plan, began receiving an employer core contribution of 2% of eligible pay in the ESP effective January 1, 2023.

Supplemental Pension Plan. The Supplemental Pension Plan is an unfunded, nonqualified, non-contributory defined benefit restoration plan. Since the IRS limits the annual compensation recognized when calculating benefits under the Qualified Pension Plan, the Supplemental Pension Plan restores what is lost in the Qualified Pension Plan due to these limits. The Supplemental Pension Plan covers all our employees who participate in the Qualified Pension Plan and who are impacted by the IRS’ compensation limits. A participant must meet the vesting requirements of the Qualified Pension Plan to vest for benefits under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are available only as a lump-sum distribution after termination and paid in accordance with Section 409A of the Code. As a result of the 2012 changes to the Qualified Pension Plan, the Supplemental Pension Plan was closed to employees hired on or after July 1, 2012, and no further benefits will accrue to any Supplemental Pension Plan participant for service performed after December 31, 2022, or after December 31, 2012, to the extent the participant made an election to forgo accruing further benefits as previously described.

Key Management Supplemental Plan (KMP). The KMP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan designed to replace a percentage of an employee’s final average pay based on the employee’s age and years of service at the time of retirement. Mr. Eckersley is vested in the KMP. Final average pay is defined as the sum of the employee’s current annual salary plus the average of the employee’s three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and AIP awards) are included in final average pay. The KMP provides a benefit pursuant to a formula in which 1.7% of an employee’s final average pay is multiplied by years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the employee will receive that are provided by us under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 65. Benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.

2025 Pension Benefits

The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

				Payments
			Present Value of	During
		Number of Years	Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name(a)	Plan Name	(#)(b)	($)(c)	($)
John H. Stone	—	—	—	—
Michael J. Wagnes	Qualified Pension Plan	6.75	51,508	—
	Supplemental Pension Plan	6.75	3,854	—
Timothy P. Eckersley	Qualified Pension Plan	15.17	256,867	—
	Supplemental Pension Plan	15.17	565,145	—
	KMP	18.17	3,407,173	—
David S. Ilardi	Qualified Pension Plan	10.50	29,923	—
Joseph C. Blasko	—	—	—	—

(a)	Neither Mr. Stone nor Mr. Blasko participates in any Company defined benefit plan.
(b)	For officers or managers first covered under the KMP prior to May 19, 2009, by Ingersoll Rand, a full year of service is credited for any year in which they work at least one day, otherwise, the number of years of credited service under the KMP is based on elapsed time (i.e., credit is given for each month in which a participant works at least one day). The number of years of credit service in the Qualified Pension Plan and Supplemental Pension Plan are based on elapsed time. No additional credited service is earned under the Qualified Pension Plan and Supplemental Pension Plan effective December 31, 2022.
(c)	The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2025, consistent with the assumptions described in Note 11, “Defined Benefit Plans,” to our consolidated financial statements contained in the 2025 Form 10-K.

NONQUALIFIED DEFERRED COMPENSATION

The EDCP is a nonqualified plan that permitted certain employees, including certain NEOs, to defer receipt of up to 50% of their annual salary and up to 100% of their AIP awards and PSU awards received upon commencement of employment. Elections to defer were made prior to the beginning of the performance period. Amounts deferred under the EDCP are unsecured contractual obligations that are paid from our general assets and are available to creditors in the event of the Company’s insolvency.

Participants are offered a range of investment options that best suit the participants’ goals, time horizon and risk tolerance. As of January 1, 2019, the EDCP was frozen to new participants and deferrals. Existing balances remain in place and are subject to the elections on file. Participants have the ability to make distribution changes or investment elections for current deferred assets. Participants are 100% vested in all amounts deferred and bear the risk of any earnings and losses on such deferred amounts.

Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed five or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10 or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least two years after the end of the plan year for which they are deferring. In-service distributions can be received in two to five annual installments, or if no election is made, in a lump sum. For those participants who have investments in Company ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.

Additionally, we offer a U.S. nonqualified, defined contribution plan called the Supplemental Employee Savings Plan (the “Supplemental ESP”). The Supplemental ESP is an unfunded plan that makes up matching and core contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP is deemed invested in funds selected by participants and includes the same funds available in the ESP except for a self-directed brokerage account, which is not available in the Supplemental ESP.

2025 Nonqualified Deferred Compensation

The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in 2025 Fiscal	in 2025 Fiscal	in 2025 Fiscal	Withdrawals/	2025 Fiscal
	Year	Year	Year	Distributions	Year End
Name	($)	($)(a)	($)(b)	($)	($)(c)
John H. Stone
Supplemental ESP	—	114,774	72,692	—	520,410
Michael J. Wagnes
Supplemental ESP	—	59,467	83,107	—	548,175
Timothy P. Eckersley
EDCP	—	—	125,407	(196,407)	882,676
Supplemental ESP	—	50,650	107,678	—	1,099,052
David S. Ilardi
Supplemental ESP	—	32,912	27,529	—	185,772
Joseph C. Blasko(d)	—	—	—	—	—

(a)	The amounts in this column are included in the “All Other Compensation” column of the 2025 Summary Compensation Table.
(b)	This column represents gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. The earnings or losses reported in this column are not included in the 2025 Summary Compensation Table.
(c)	This column includes the amounts reflected in the table below which are also reported in the 2025 Summary Compensation Table for 2025 and have been reported in the 2025 Summary Compensation Table for previous fiscal years.

	EDCP	Supplemental ESP
Name	($)	($)
John H. Stone	—	405,564
Michael J. Wagnes	—	212,891
Timothy P. Eckersley	1,122,594	523,606
David S. Ilardi	—	129,499
Joseph C. Blasko	—	—
(d)	Mr. Blasko was not eligible to participate in the EDCP or the Supplemental ESP in 2025.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL AT 2025 YEAR END

The following table and discussion describe the potential payments and other benefits to which each of the NEOs would be entitled in the event of a termination of such executive’s employment on December 31, 2025, including a qualifying termination following a CIC. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2025. The table does not include any pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the 2025 Pension Benefits table and the 2025 Nonqualified Deferred Compensation table, except to the extent that the NEO is entitled to an additional benefit as a result of the specified termination scenario. The amounts reported are merely estimates, as we are not able to determine actual amounts unless and until an applicable scenario occurs.

		Involuntary
		without	Change in
	Retirement	Cause	Control	Disability	Death
	($)	($)	($)	($)	($)
John H. Stone
Severance(a)	—	—	7,256,250	—	—
2025 Earned but Unpaid AIP Award(s)(b)	—	1,940,926	1,940,926	1,940,926	1,940,926
PSU Award Payout(c)	—	8,318,064	8,318,064	8,318,064	8,318,064
Value of Unvested Equity Awards(d)	—	7,337,022	10,275,423	10,275,423	10,275,423
Outplacement(e)	—	—	25,000	—	—
Health Benefits(f)	—	—	88,202	—	—
Total	—	17,596,012	27,903,865	20,534,413	20,534,413
Michael J. Wagnes
Severance(a)	—	—	2,312,500	—	—
2025 Earned but Unpaid AIP Award(s)(b)	—	732,464	732,464	732,464	732,464
PSU Award Payout(c)	—	2,262,118	2,262,118	2,262,118	2,262,118
Value of Unvested Equity Awards(d)	—	865,624	1,655,771	1,655,771	1,655,771
Outplacement(e)	—	—	25,000	—	—
Health Benefits(f)	—	—	60,027	—	—
Total	—	3,860,206	7,047,880	4,650,353	4,650,353
Timothy P. Eckersley
Severance(a)	—	—	2,100,000	—	—
2025 Earned but Unpaid AIP Award(s)(b)	593,460	593,460	593,460	593,460	593,460
PSU Award Payout(c)	2,154,444	2,154,444	1,583,057	1,583,057	1,583,057
Value of Unvested Equity Awards(d)	974,382	974,382	974,382	974,382	974,382
Outplacement(e)	—	—	25,000	—	—
Health Benefits(f)	—	—	43,833	—	—
Total	3,722,286	3,722,286	5,319,731	3,150,898	3,150,898
David S. Ilardi
Severance(a)	—	—	2,012,500	—	—
2025 Earned but Unpaid AIP Award(s)(b)	—	616,302	616,302	616,302	616,302
PSU Award Payout(c)	—	1,209,050	1,209,050	1,209,050	1,209,050
Value of Unvested Equity Awards(d)	—	478,395	946,672	946,672	946,672
Outplacement(e)	—	—	25,000	—	—
Health Benefits(f)	—	—	60,027	—	—
Total	—	2,303,747	4,869,550	2,772,024	2,772,024
Joseph C. Blasko
Severance(a)	—	—	1,760,000	—	—
2025 Earned but Unpaid AIP Award(s)(b)	—	236,250	236,250	236,250	236,250
PSU Award Payout(c)	—	80,910	80,910	80,910	80,910
Value of Unvested Equity Awards(d)	—	103,956	312,016	312,016	312,016
Outplacement(e)	—	—	25,000	—	—
Health Benefits(f)	—	—	65,550	—	—
Total	—	421,117	2,479,727	629,176	629,176

(a)	Please refer to the description of how severance is calculated under the heading below titled “Change in Control.”

(b)	Amounts represent the actual award earned for the 2025 performance period.
(c)	For “Involuntary Without Cause,” this assumes group termination or job elimination. Amounts are based on the closing market price of our ordinary shares on December 31, 2025 of $159.22 per share, as reported on the NYSE. For “Involuntary Without Cause” other than for a group termination or job elimination, all PSUs held by the NEO would be forfeited.
(d)	For “Involuntary Without Cause,” this assumes group termination. The amounts shown represent (i) the value of the NEO’s eligible then-unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing market price of our ordinary shares on December 31, 2025, of $159.22 per share and (ii) the intrinsic value of the unvested stock options, which is calculated based on the difference between such closing market price on December 31, 2025, and the relevant exercise price. For purposes of a “Change in Control,” we assume that an alternate award is not provided and the vesting of the unvested awards accelerates. For retirement eligible NEOs, the eligible equity awards do not accelerate but continue to vest on the same basis as if they were actively employed. For “Involuntary Without Cause” other than for a group termination, all RSUs and stock options held by the NEO would be forfeited.
(e)	For the “Change in Control,” the amount represents the maximum expenses we would reimburse the NEO for professional outplacement services.
(f)	Represents our cost of continued active coverage for 36 months for the CEO and 24 months for the other NEOs.

Employment Arrangements and Severance

All NEOs employed as of year-end are entitled to certain severance benefits upon a qualifying termination of their employment in connection with, or in the two years following, a CIC as provided under the CIC Plan.

Further, our equity award agreements generally provide for the following treatment upon termination:

Termination Trigger*	Equity Treatment
Death or Disability
●
RSUs and stock options immediately vest and stock options remain exercisable for a period of three years from the date of termination or the original expiration date, whichever is earlier
●
PSUs vest pro-rata based on target-level performance during the performance period

Retirement
●
RSUs and stock options continue to vest in accordance with their original vesting schedule and stock options remain exercisable for a period of five years from the date of termination or the original expiration date, whichever is earlier
●
PSUs granted (i) prior to 2024 vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period and (ii) in 2024 and thereafter vest in full upon achievement of performance goals through the end of the performance period, provided that the NEO has (a) provided a written notice of the NEO’s intention to retire at least six months prior to the date of such retirement and (b) established an approved written succession strategy

Group Termination
●
RSUs and stock options immediately vest in the portion of the award that would have vested within twelve months of termination and all vested stock options remain exercisable for a period of three years following termination or the original expiration date, whichever is earlier
●
PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period

Job Elimination	● RSUs and stock options are forfeited ● PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period

*	If an NEO’s employment terminates for any reason other than those specified in this table, all unvested RSUs, stock options and PSUs held by such NEO will be forfeited.

Change in Control

Our Change in Control (CIC) Plan covers certain officers, including the NEOs. The CIC Plan provides for certain payments if an NEO’s employment is terminated by the Company without “cause” (as defined in the CIC Plan) or by the NEO for “good reason” (as defined in the CIC Plan), in each case, either in connection with or within two years following a CIC of the Company. The CIC Plan does not provide for a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a CIC. Any amounts payable under the CIC Plan will be reduced to avoid the payment of any excise taxes.

If an NEO’s employment is terminated by the Company “without cause” or by the NEO for “good reason” in connection with or following a CIC, the NEO is entitled to the following under the CIC Plan:

●	Any accrued but unpaid base salary;
●	An amount equal to the NEO’s target annual bonus for the year in which the termination occurred, pro-rated for the months of service and based on the Company’s actual performance for the year; and
●	A lump-sum severance payment equal to three times (CEO) or two times (other NEOs) the sum of:
●	The NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the event that constitutes “good reason” with respect to such NEO; and
●	The NEO’s target annual incentive award for the year of termination.

In addition to the foregoing, the NEOs would be eligible to receive welfare employee health benefit continuation for the applicable severance period (three years for the CEO and two years for the other NEOs). Specifically, the Company will pay the COBRA premium for the first 18 months and any remaining coverage would be on a reimbursement basis for coverage elected outside of the Company. The Company would also provide each NEO with up to $25,000 of outplacement services.

With respect to awards granted under the 2013 and 2023 Stock Plans, outstanding unvested stock options and RSUs will immediately vest and become exercisable or payable, as applicable, following a CIC, unless a substantially equivalent alternate award is provided by the surviving entity. PSU awards will be deemed to have vested pro-rata based on the target award opportunity and total number of months worked in the applicable performance period.

Under the CIC Plan and the 2013 and 2023 Stock Plans, a “change in control” is defined as the occurrence of any of the following events: (i) any person or entity unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the applicable Stock Plan was adopted (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then-serving directors) (the “Continuing Directors”) fail to constitute a majority of the Board; (iii) consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an affiliate of the Company; (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with an entity where the Company owns at least 80% of the combined voting power of such entity or its parent after such transfer; or (v) any other event that the Continuing Directors determine to be a CIC; provided however, with respect to (i), (iii) and (v) above, there shall be no CIC if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (other than the CEO), the annual total compensation of our CEO at December 31, 2025, Mr. Stone, and the ratio of these two amounts (such ratio, the “CEO Pay Ratio”).

In 2025, our CEO’s annual total compensation was $9,155,073 as reflected in the 2025 Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2025 was $71,659. As a result, the CEO Pay Ratio for 2025 was 128 to 1.

We identified our median employee in January 2026 to calculate the 2025 CEO Pay Ratio. To identify the “median employee” from our employee population, we defined our employee population, by excluding a total of 645 employees in France, Korea, Spain, Poland and Vietnam, as permitted by the de minimis exemption provided in Item 402(u)(4)(ii) of Regulation S-K. We used base salary as our consistently applied compensation measure. We calculated the median pay and used a pay range of +/- 1% to identify the median employee population. The median employee is in North America and works in operations.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation and Human Capital Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

					Average		Value of Initial
					Summary		Fixed $100
					Compensation	Average	Investment Based
					Table Total	Compensation	On:
					for	Actually Paid		Peer
	Summary	Summary	Compensation	Compensation	Non-PEO	to Non-PEO		Group
	Compensation	Compensation	Actually Paid to	Actually Paid to	Named	Named	Total	Total		Adjusted
	Table Total for	Table Total for	First	Second	Executive	Executive	Shareholder	Shareholder	Net	(Non-GAAP)
	First PEO	Second PEO	PEO	PEO	Officers	Officers	Return	Return	Income	EPS
Year	($)(1)	($)(1)	($)(1)(2)(3)	($)(1)(2)(3)	($)(1)	($)(1)(2)(3)	($)(4)	($)(4)	($ Millions)	($)(5)
2025	—	9,155,073	—	19,480,153	2,515,108	3,882,037	146.95	219.77	643.8	8.14
2024	—	8,458,360	—	8,134,821	2,608,327	2,308,963	112.54	218.59	597.5	7.53
2023	—	8,997,445	—	11,705,997	2,637,152	3,214,829	107.51	189.57	540.6	6.96
2022	7,896,758	9,325,478	3,240,794	9,622,314	1,681,129	1,025,209	87.90	137.67	458.3	5.99
2021	7,688,243	—	8,958,625	—	2,941,196	3,071,809	108.85	153.00	483.3	5.43

(1)	Mr. Petratis was our PEO from 2021 through July 2022 (“First PEO”). Mr. Stone has been our PEO since July 2022 (“Second PEO”). The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Patrick S. Shannon	Patrick S. Shannon	Michael J. Wagnes	Michael J. Wagnes	Michael J. Wagnes
Timothy P. Eckersley	Michael J. Wagnes	Timothy P. Eckersley	Timothy P. Eckersley	Timothy P. Eckersley
Jeffrey N. Braun	Jeffrey N. Braun	David S. Ilardi	David S. Ilardi	David S. Ilardi
Luis V. Orbegoso	Timothy P. Eckersley	Robert C. Martens	Jeffrey N. Braun	Joseph C. Blasko
	David S. Ilardi		Stacy Cozad

(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the Second PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table.

	Summary	Exclusion of	Exclusion of	Inclusion of
	Compensation	Change in	Stock Awards and	Pension	Inclusion of	Compensation
	Table Total	Pension Value for	Option Awards for	Service Cost for	Equity Values for	Actually Paid to
	Second PEO	Second PEO	Second PEO	Second PEO	Second PEO	Second PEO
Year	($)	($)	($)	($)	($)	($)
2025	9,155,073	—	(6,012,258)	—	16,337,338	19,480,153

	Average	Average	Average	Average
	Summary	Exclusion of	Exclusion of	Inclusion		Average
	Compensation	Change in	Stock Awards	of Pension	Average	Compensation
	Table	Pension	and Option	Service	Inclusion of	Actually
	Total for	Value for	Awards for	Cost for	Equity Values	Paid to
	Non-PEO	Non-PEO	Non-PEO	Non-PEO	for Non-PEO	Non-PEO
	NEOs	NEOs	NEOs	NEOs	NEOs	NEOs
Year	($)	($)	($)	($)	($)	($)
2025	2,515,108	—	(1,105,303)	—	2,472,232	3,882,037

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Change in
Fair Value
from Last
	Year-End			Day of
	Fair Value of	Change in	Vesting-	Prior Year to
	Equity Awards	Fair Value	Date Fair	Vesting	Fair Value
	Granted	from Last	Value of	Date of	at Last Day
	During	Day of Prior	Equity	Unvested	of Prior
	Year That	Year to	Awards	Equity	Year of
	Remained	Last Day of	Granted	Awards that	Equity Awards
	Unvested	Year of	During Year	Vested	Forfeited	Total –
	as of Last	Unvested	that Vested	During	During	Inclusion of
	Day of	Equity	During Year	Year for	Year for	Equity
	Year for	Awards for	for J Second	Second	Second	Values for
	Second PEO	Second PEO	PEO	PEO	PEO	Second PEO
Year	($)	($)	($)	($)	($)	($)
2025	9,320,667	6,088,506	—	928,165	—	16,337,338

Average
Change in
	Average			Fair Value
	Year-End	Average	Vesting-	from Last
	Fair Value	Change in	Date Fair	Day of Prior	Average
	of Equity	Fair Value	Value of	Year to	Fair Value
	Awards	from Last	Equity	Vesting	at Last
	Granted	Day of Prior	Awards	Date of	Day of
	During Year	Year to	Granted	Unvested	Prior
	That Remained	Last Day of	During	Equity	Year of Equity	Total –
	Unvested	Year of	Year	Awards that	Awards	Average
	as of Last	Unvested	that Vested	Vested	Forfeited	Inclusion of
	Day of	Equity	During	During	During	Equity
	Year for	Awards for	Year	Year for	Year for	Values for
	Non-PEO	Non-PEO	for Non-PEO	Non-PEO	Non-PEO	Non-PEO
	NEOs	NEOs	NEOs	NEOs	NEOs	NEOs
Year	($)	($)	($)	($)	($)	($)
2025	1,674,453	800,238	—	(2,459)	—	2,472,232

(4)	The Peer Group TSR set forth in this table utilizes the S&P 400 Capital Goods Index which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the S&P 400 Capital Goods Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)	We determined adjusted (Non-GAAP) EPS to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our Second PEO and Non-PEO NEOs in 2025. More information on adjusted (Non-GAAP) EPS can be found in Appendix A, Reconciliations of GAAP and Non-GAAP Financial Measures.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company and Peer Group Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years, and the Peer Group TSR over the same period.

Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the five most recently completed fiscal years.

Relationship Between PEOs and Other NEO Compensation Actually Paid and Adjusted EPS

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our adjusted (Non-GAAP) EPS, as reported, during the five most recently completed fiscal years.

Tabular List of Most Important Financial and Non-Financial Performance Measures

The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our Second PEO and Non-PEO NEOs for 2025 to Company performance. The measures in this table are not ranked.

Adjusted (Non-GAAP) EPS

Adjusted (Non-GAAP) Operating Income

Available Cash Flow

Adjusted Revenue (Non-GAAP)

2025 EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025, with respect to our ordinary shares that may be issued under equity compensation plans:

			Number of Securities
		Weighted-Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued upon	Outstanding	Equity Compensation
	Exercise of Outstanding	Options,	Plans (Excluding
	Options, Warrants and	Warrants and	Securities Reflected in
Plan Category	Rights	Rights ($)	First Column)
Equity compensation plans approved by security holders(1)	1,097,909	116.34	2,142,258
Equity compensation plans not approved by security holders(2)	17,810	—	—
Total	1,115,719	116.34	2,142,258

(1)	Represents the 2013 Stock Plan and the 2023 Stock Plan. The weighted average exercise price represents the stock options outstanding under the 2013 Stock Plan and the 2023 Stock Plan. Shares underlying unvested PSU awards are included assuming the maximum level of performance.
(2)	Represents the EDCP participants’ acquisition of ordinary shares under the EDCP as a result of the deferral of salary, annual incentive awards and PSUs. Participation in the EDCP was frozen as of January 1, 2019.

3	Advisory Vote on the Frequency of Holding a Say-on-Pay Vote

As part of its commitment to understanding shareholder sentiment on our executive compensation philosophy and practices, the Board is seeking shareholders’ views on how frequently we should submit executive compensation for consideration by shareholders (“Say-on-Frequency”).

Shareholders may vote to hold a non-binding advisory vote on executive compensation every one, two or three years or abstain. After careful consideration, the Board is recommending that shareholders approve holding the Say-on-Pay vote every year. For reference, the Board last sought shareholders’ views on Say-on-Frequency at the 2020 Annual General Meeting of Shareholders where approximately 98.4% of the votes on the Say-on-Frequency proposal voted in favor of a vote every year. In light of the results of the Say-on-Frequency vote held in 2020, the Board has since held a Say-on-Pay non-binding advisory vote each year.

The Board unanimously recommends that you vote to hold the Say-on-Pay at a frequency of every ONE YEAR.

The text of the resolution in respect of this proposal is as follows:

“RESOLVED, that the advisory vote on the compensation of the Company’s named executive officers should occur every:

(a) One year;

(b) Two years;

(c) Three years; or

(d) Abstain.”

The Board believes holding a non-binding annual advisory vote on executive compensation is consistent with its policy of seeking regular input from shareholders on corporate governance matters and our executive compensation philosophy and practices. This vote is not binding but rather will provide the Compensation and Human Capital Committee with shareholders’ views on how frequently they desire to consider executive compensation. Although the vote is advisory, the Compensation and Human Capital Committee will take into account the outcome of the vote when considering how frequently we will submit executive compensation to a shareholder vote.

The Board will carefully consider and expects to be guided by the alternative that receives the most shareholder support in determining the frequency of future Say-on-Pay votes. Notwithstanding the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Vote required:	Affirmative vote of a majority of the votes cast.
Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.

Proposal 4

Ratify the Appointment and Approve Remuneration of Independent Registered Public Accounting Firm

4	Ratify Appointment of PricewaterhouseCoopers as Independent Registered Public Accounting Firm and Authorize the Audit and Finance Committee to Set Remuneration

The Company is asking shareholders to ratify the appointment of PricewaterhouseCoopers (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and to authorize the Audit and Finance Committee of the Board to set the independent auditors’ remuneration. PwC has acted as our independent auditor since 2013 and has the requisite understanding of our business affairs, accounting policies and practices, and internal control over financial reporting. Based on such understanding and their ability, we believe the continued retention of PwC is in the best interest of our shareholders.

The Board and the Audit and Finance Committee unanimously recommend a vote FOR this proposal.

Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

Vote required:	Affirmative vote of a majority of the votes cast.
Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.

Audit and Finance Committee Report

While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit and Finance Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon. The Audit and Finance Committee monitors those processes. In this context, the Audit and Finance Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results. The Audit and Finance Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”), and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit and Finance Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit and Finance Committee has received and reviewed the written disclosures and the PCAOB-required letter from PwC regarding PwC’s communications with the Audit and Finance Committee concerning independence and discussed with PwC its independence. The Audit and Finance Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the registered public accounting firm’s independence. The Audit and Finance Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit and Finance Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Finance Committee meets separately with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

AUDIT AND FINANCE COMMITTEE

Susan L. Main (Chair)
Steven C. Mizell
Nicole Parent Haughey
Lauren B. Peters
Ellen Rubin
Gregg C. Sengstack
Dev Vardhan

Fees of the Independent Registered Public Accounting Firm

The following table shows the fees we paid or accrued for audit and other services provided by PwC for the fiscal years ended December 31, 2025, and 2024:

	2025	2024
Audit Fees(a)	$5,116,726	$5,180,325
Audit-Related Fees(b)	65,000	130,000
Tax Fees(c)	865,694	1,300,000
All Other Fees(d)	2,000	2,000
Total	$6,049,420	$6,612,325

(a)	“Audit Fees” includes fees for the fiscal years ended December 31, 2025, and 2024, for professional services rendered for the audits of the Company’s annual consolidated financial statements, including its internal controls over financial reporting, quarterly reviews, statutory audits, and issuance of consents.
(b)	“Audit-Related Fees” includes fees for the fiscal years ended December 31, 2025, and 2024, for other attest services that are not related to performing the audit or review of our consolidated financial statements.
(c)	“Tax Fees” for the fiscal years ended December 31, 2025, and 2024, relate to consulting and planning services.
(d)	“All Other Fees” for the fiscal years ended December 31, 2025, and 2024, includes license fees for financial statement disclosure software.

The Audit and Finance Committee, pursuant to its charter, pre-approves all auditing and non-audit services and related fees to be performed by the Company’s independent registered public accounting firm. Furthermore, the Company follows internal procedures that: (i) provide for pre-approval of an annual budget for each type of service; (ii) require Audit and Finance Committee approval of specific services / projects over $50,000, even if included in the approved budget; and (iii) require Audit and Finance Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit and Finance Committee pre-approved all of the services described above. The Audit and Finance Committee has determined that the provision of all such services is compatible with maintaining the independence of PwC.

5	Authorize the Board of Directors Authority to Issue Shares under Irish Law

Under Irish law, shareholders of an Irish public limited company grant authority to the company’s board of directors to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our current Board authorization is due to expire at the end of the 2026 AGM on June 4, 2026. Because our authorization is due to expire, we are presenting this proposal to authorize the Board to issue our authorized but unissued shares on the terms set forth in the resolution below.

The authorization we are seeking this year would authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of April 9, 2026 (the latest practicable date before this Proxy Statement), for a period expiring 18 months from June 4, 2026 (the date on which our existing Board authority expires), or at the end of the next AGM, whichever is earlier, unless previously renewed, varied or revoked.

The Board unanimously recommends a vote FOR the proposal to renewal the Board’s existing authority to issue shares.

“RESOLVED, that the Directors be and are hereby generally and unconditionally authorized with effect from the end of the 2026 Annual General Meeting on June 4, 2026, to exercise all powers of the Company to allot relevant securities (within the meaning of Section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $171,872 (17,187,151 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of April  9, 2026), and the authority conferred by this resolution shall expire 18 months from June 4, 2026, or at the end of the next Annual General Meeting, whichever is earlier, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the Directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans (where required) and, if applicable, funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authority to issue shares is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Vote required:	Affirmative vote of a majority of the votes cast.
Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.

6	Authorize the Board of Directors to Opt Out of Statutory Preemptive Rights under Irish Law (Special Resolution under Irish Law)

When an Irish public limited company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis under Irish law (commonly referred to as the statutory pre-emption right), unless otherwise authorized. The Board’s existing authorization will expire on June 4, 2026. We are presenting this proposal to authorize the Board to opt out of the statutory pre-emption rights up to 20% of our issued ordinary capital on the terms set forth below.

We are asking our shareholders to authorize the Board to opt out of the statutory pre-emption rights provision in the event of: (1) the issuance of ordinary shares for cash in connection with any rights issue; and (2) any other issuance of ordinary shares for cash, if the issuance is limited to up to 20% of our issued ordinary share capital as of April 9, 2026 (the latest practicable date before this Proxy Statement), for a period expiring 18 months from June 4, 2026 (the date on which our existing authority expires), or at the end of the next AGM, whichever is earlier, unless previously renewed, varied or revoked.

The Board unanimously recommends a vote FOR the proposal to give the Board the authority to issue shares for cash without first offering shares to existing shareholders and to then approve the following resolution.

“RESOLVED as a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 as set out above and with effect from the end of the 2026 Annual General Meeting on June 4, 2026, the directors be and are hereby empowered pursuant to Section 1023 of the Companies Act 2014 to allot equity securities (as defined in Section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of Section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a)	the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)	the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $171,872 (17,187,151 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 9, 2026), and the authority conferred by this resolution shall expire 18 months from June 4, 2026, or at the end of the next Annual General Meeting, whichever is earlier, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 5, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans (where required) and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms set forth in the resolution above. In addition, we note that, because we are an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authorization to opt out of the statutory pre-emption rights as described above is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Vote required:	Affirmative vote of at least 75% of the votes cast, as this is a special resolution under Irish law.
Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.

INFORMATION CONCERNING VOTING AND SOLICITATION

Why Did I Receive This Proxy Statement?

We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (“Notice”) because the Board is soliciting your proxy to vote at the AGM. This Proxy Statement summarizes the information you need to know to vote on each of the proposals to be presented at the AGM on an informed basis.

Why Are There Two Sets of Financial Statements Covering the Same Fiscal Period?

U.S. securities laws (to which we are subject by virtue of having our ordinary shares traded on the NYSE) require us to send you the 2025 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2025 fiscal year, including the reports of our directors and independent registered public accounting firm thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts will be available on or around April 30, 2026, and posted on our website at www.allegion.com/irishstatutoryaccounts and will be laid before the AGM.

How Do I Attend the Annual General Meeting?

All shareholders are invited to attend the AGM. In order to be admitted, you must present a form of personal identification and evidence of share ownership.

If you are a shareholder of record, evidence of share ownership will be either: (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail; or (2) a Notice.

If you own your shares through a bank, broker or other holder of record (commonly known as a “street name” holder), evidence of share ownership will be either: (1) your most recent bank or brokerage account statement; or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of our ordinary shares, to:

Corporate Secretary
Allegion plc
Unit No. 233, The Capel Building, Mary’s Abbey
Dublin 7 D07 X324, Ireland

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the AGM.

Who May Vote?

You are entitled to vote if you beneficially owned our ordinary shares at the close of business on April 9, 2026, the Record Date. At that time, there were 85,935,755 of our ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the AGM.

How Do I Vote?

Shareholders of record can cast their votes by proxy by:

●	Using the Internet and voting at www.proxyvote.com;

●	Calling 1-800-690-6903 and following the telephone prompts to vote by proxy; or
●	Completing, signing and returning a proxy card by mail. If you received a Notice of Internet Availability of Proxy Materials and did not receive a proxy card, you may request a printed set of proxy materials via sendmaterial@proxyvote.com.

The Notice is not a proxy card and it cannot be used to vote your shares.

If you vote by proxy by telephone, your use of that telephone system, and in particular the entry of your personal identification number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, for all purposes of the Companies Act of 2014 of Messrs. Stone, Wagnes and Blasko, or any of them, including any successors to each of their current officer positions (to the extent appointed on or before the AGM), or any other person appointed by the Board as your proxies to vote your shares in accordance with your telephone instructions.

Shareholders of record may also vote their shares directly by attending the AGM and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the AGM and casting votes on their behalf in accordance with their instructions.

Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the AGM must obtain a legal proxy from their bank, broker or other nominee. Street name holders will need to bring the legal proxy with them to the AGM and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the AGM without a legal proxy and a signed ballot.

Even if you plan to attend the AGM, we recommend that you vote your shares as described above so that your vote will be counted if you later decide not to attend the meeting.

In order to be timely processed, your vote must be received by 11:59 p.m. U.S. Eastern Time on June 3, 2026 (or, if you are a street name holder, such earlier time as your bank, broker or other nominee may require).

May I Revoke My Proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the AGM in any of the following ways:

●	By notifying the Corporate Secretary in writing: c/o Allegion plc, Unit No. 233, The Capel Building, Mary’s Abbey, Dublin 7 D07 X324, Ireland;
●	By submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or
●	By voting in person at the AGM.

Street name holders (shareholders who hold shares through a bank or broker) should contact their bank, broker or other nominee instructions on how to change their vote. Merely attending the AGM does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.

How Will My Proxy Get Voted?

If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the NYSE permit your bank, broker or other nominee to vote your shares in its discretion on Proposals 4, 5 and 6 (each of which are considered routine matters) if it does not receive instructions from you. However, your bank, broker or other nominee may not vote your shares on Proposals 1, 2 or 3 (each of which are considered non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes cast for or against the election of any director nominees or for or against approval of any other non-routine matters and, therefore, will have no effect on the outcome of those matters.

If you are a shareholder of record and you do not specify on the signed proxy card you send to the Company (or when giving your proxy over the Internet or by telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the AGM.

What Constitutes a Quorum?

The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes (to the extent voted utilizing the bank or broker’s discretionary authority as explained previously) are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required to Approve Each Proposal?

A majority of the votes cast at the AGM is required to approve Proposals 1, 2, 3, 4 and 5. A majority of the votes cast means that the number of votes cast “for” a respective Proposal must exceed the number of votes cast “against” that Proposal. Proposal 6 is considered a special resolution under Irish law and requires 75% of the votes cast for approval.

Although abstentions and broker non-votes are counted as “shares present” at the AGM for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.

For Proposal 1, proxies solicited on behalf of the Board will be voted “for” the election of each of the director nominees, unless your proxy card is marked otherwise (if you are a shareholder of record) or you have provided a different instruction to your bank or broker (if you are a “street name” stockholder). If you are a street name shareholder and you fail to provide voting instructions to your bank or broker, your bank or broker will not be permitted to vote your shares (a broker non-vote). Votes to “abstain” with respect to any director nominee and broker non-votes will not be counted as a vote cast “for” or “against” that nominee’s election and will not affect the outcome of the election.

Who Pays the Expenses of This Proxy Statement?

We have hired D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $15,750, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

How Will Voting On Any Other Matter Be Conducted?

Although we do not know of any matters to be presented or acted upon at the AGM other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the AGM, the proxy holders will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the 2026 Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. The percentage of beneficial ownership shown in the following table is based on 85,935,755 outstanding shares as of the Record Date.

		Options
		Exercisable
Name	Ordinary Shares(a)	Within 60 Days(b)	Percent
Susan L. Main(c)	3,342	—	*
Steven C. Mizell	3,902	—	*
Nicole Parent Haughey	6,140	—	*
Lauren B. Peters	4,802	—	*
Ellen Rubin	1,624	—	*
Gregg C. Sengstack(d)	8,360	—	*
Dev Vardhan	3,277	—	*
John H. Stone	100,133	148,741	*
Michael J. Wagnes	25,837	38,155	*
Timothy P. Eckersley	32,850	30,948	*
David S. Ilardi	10,282	20,028	*
Joseph C. Blasko	—	—	*
All directors and executive officers as a group (17 persons)(e)	242,643	310,497	*

*	Less than 1%.
(a)	Represents ordinary shares held.
(b)	Represents ordinary shares as to which the respective directors and executive officers had stock options currently exercisable or exercisable within 60 days of the Record Date.
(c)	Includes 2,000 ordinary shares held by the Main-Schweitzer Revocable Trust.
(d)	Includes 8,000 ordinary shares held by the Gregg Sengstack 2020 Dynasty Trust. Mr. Sengstack’s spouse is trustee of the trust, and Mr. Sengstack does not have sole voting and investment power over these ordinary shares.
(e)	The number of ordinary shares beneficially owned by all current directors and executive officers individually and as a group (including shares issuable under exercisable options or vesting RSUs) aggregated less than 1% of the total outstanding ordinary shares as of the Record Date.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder on Schedule 13G (or an amendment thereto) under the Exchange Act. The percentage of beneficial ownership shown in the following table is based on 85,935,755 outstanding ordinary shares as of the Record Date.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class(a)
BlackRock, Inc.
50 Hudson Yards	6,506,731	(b)	7.57%
New York, New York 10001
Boston Partners
One Beacon Street 30th Floor	4,558,537	(c)	5.30%
Boston, Massachusetts 02108

(a)	The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date, and assume that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.
(b)	Information regarding BlackRock, Inc. and its shareholdings was obtained from a Schedule 13G/A filed with the SEC on April 23, 2025. The filing indicated that, as of March 31, 2025, BlackRock had sole voting power as to 5,977,715 shares and sole dispositive power as to 6,506,731 shares.
(c)	Information regarding Boston Partners and its shareholdings was obtained from a Schedule 13G/A filed with the SEC on February 14, 2025. The filing indicated that, as of December 31, 2024, Boston Partners had sole voting power as to 3,825,070 shares and sole dispositive power as to 4,558,537 shares.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal by a shareholder intended to be presented at the 2027 AGM of the Company must be received by the Company at its registered office at Unit No. 233, The Capel Building, Mary’s Abbey, Dublin 7 D07 X324, Ireland, Attn: Corporate Secretary, no later than December 18, 2026, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2027 Proxy Statement.

Our Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with AGMs or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2027 AGM, written notice of a shareholder’s intention to make such nominations or bring business before the AGM must be given to the Corporate Secretary not later than March 6, 2027. If the date of the 2027 AGM occurs more than 30 days before, or 60 days after, the anniversary of the 2026 AGM, then the written notice must be provided to the Corporate Secretary no later than the seventh day after the date on which notice of such AGM is given. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also provide written notice to the Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 6, 2027.

The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Corporate Secretary, at the Company’s registered address. In addition to considering candidates recommended by shareholders, the Corporate Governance and Nominating Committee considers potential candidates recommended by current directors, director search firms, Company officers, employees and others. As stated in our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity, independent mindset, personal and professional ethics, business judgment, experience and understanding of strategy and policy setting, financial literacy, ability and willingness to devote sufficient time to Board matters, and no conflict of interest that would interfere with performance as a director. For more details, see “Director Nomination Process” on page 19 of this Proxy Statement. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

In order for you to bring other business before an AGM, timely notice must be received by the Corporate Secretary within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from, and in addition to, the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING

SEC rules permit a single Notice of Internet Availability of Proxy Materials or full set of proxy materials to be sent to shareholders sharing the same last name and household mailing address, unless contrary instructions are provided by the impacted shareholders prior to the mailing date. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing the same last name and household mailing address unless contrary instructions have been received from the affected shareholders. Any shareholder can receive an emailed copy of this Proxy Statement and the 2025 Form 10-K by (i) contacting the Company at its registered office at Unit No. 233, The Capel Building, Mary’s Abbey, Dublin 7 D07 X324, Ireland, Attention: Corporate Secretary, (ii) telephone at (317) 810-3700 or (iii) accessing it on our website at www.allegion.com.

Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Shareholders who hold their shares through a bank, broker or other nominee who currently receive multiple copies of our proxy materials at their address and would like to request householding of their communications should contact their broker.

Dated: April 17, 2026

GLOSSARY OF TERMS

The below are terms commonly used in this proxy statement.

AGM	Annual General Meeting of Shareholders
AIP	Annual Incentive Plan
AOP	Annual Operating Plan
ASC	Accounting Standards Codification
CCPA	California Consumer Privacy Act
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CIC	Change in Control
EBITDA	Earnings Before Interest, Tax, Depreciation and Amortization
EDCP	Executive Deferred Compensation Plan
EHS	Environmental, Health and Safety
EPS	Earnings Per Share
ESG	Environmental, Social and Governance
ESP	Employee Savings Plan
FASB	Financial Accounting Standards Board
GAAP	Generally Accepted Accounting Principles
GDPR	General Data Protection Regulation
IRS	Internal Revenue Service
LTI	Long-term Incentive Program
M&A	Mergers and Acquisitions
NEO	Named Executive Officer
NYSE	New York Stock Exchange
PCAOB	Public Accounting Oversight Board
PEO	Principal Executive Officer
PSU	Performance Stock Unit
RSU	Restricted Stock Unit
SEC	U.S. Securities and Exchange Commission
SEPP	Senior Executive Performance Plan
TSR	Total Shareholder Return

APPENDIX A

RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

This proxy statement includes adjusted non-GAAP financial information which should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. The Company presents operating income, operating margin, net earnings and diluted earnings per share (EPS) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, revenue growth on a U.S. GAAP basis and organic revenue growth on a non-GAAP basis. The Company presents these non-GAAP measures because management believes they provide useful perspective of the Company’s underlying business results and trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related U.S. GAAP measures. Further information about the adjusted non-GAAP financial tables is set forth below.

The Company defines the presented non-GAAP measures as follows:

●	Adjustments to operating income, operating margin, net earnings, and EPS include items such as goodwill, indefinite-lived trade name and other asset impairment charges, restructuring charges, acquisition and integration costs, amortization of acquired intangible assets, debt financing costs, gains or losses related to the divestiture of businesses or equity method investments and non-operating investment gains or losses;
●	Organic revenue growth is defined as U.S. GAAP revenue growth excluding the impact of acquisitions, divestitures and currency effects; and
●	Available cash flow is defined as U.S. GAAP net cash from operating activities less capital expenditures.

These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.

RECONCILIATION OF GAAP TO NON-GAAP NET EARNINGS
(In millions, except per share data)

	Year ended December 31, 2025			Year ended December 31, 2024
			Adjusted			Adjusted
	Reported	Adjustments	(non-GAAP)	Reported	Adjustments	(non-GAAP)
Net revenues	$4,067.3	$—	$4,067.3	$3,772.2	$—	$3,772.2
Operating income(1)	859.5	84.5	944.0	780.7	80.1	860.8
Operating margin	21.1%		23.2%	20.7%		22.8%
Earnings before income taxes(2)	768.4	87.2	855.6	698.8	82.4	781.2
Provision for income taxes(3)	124.6	26.1	150.7	101.3	20.2	121.5
Effective income tax rate	16.2%		17.6%	14.5%		15.6%
Net earnings	643.8	61.1	704.9	597.5	62.2	659.7
Diluted earnings per ordinary share:	$7.44	$0.70	$8.14	$6.82	$0.71	$7.53

(1)	Adjustments to operating income for the year ended December 31, 2025, consist of $19.2 million of restructuring charges and acquisition and integration expenses, and $65.3 million of amortization expense related to acquired intangible assets. Adjustments to operating income for the year ended December 31, 2024, consist of $22.1 million of restructuring charges and acquisition and integration expenses, $58.0 million of amortization expense related to acquired intangible assets.
(2)	Adjustments to earnings before income taxes for the year ended December 31, 2025, consist of the adjustments to operating income discussed above, as well as a $1.2 million loss on divestiture, a $1.1 million non-operating investment loss, and $0.4 million of debt financing costs. Adjustments to earnings before income taxes for the year ended December 31, 2024, consist of the adjustments to operating income discussed above, as well as a $2.3 million non-operating investment loss.
(3)	Adjustments to the provision for income taxes for the year ended December 31, 2025, consist of $18.8 million of tax expense related to the excluded items discussed above, as well as a $7.3 million tax benefit related to a legislative change. Adjustments to the provision for income taxes for the year ended December 31, 2024, consist of $20.2 million of tax expense related to the excluded items discussed above.

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW
(In millions)

	Year ended December 31,
	2025	2024
Net cash from operating activities	$783.8	$675.0
Capital expenditures	(98.1)	(92.1)
Available cash flow	$685.7	$582.9

> Looking ahead, I'm confident in our team, our brands and our best-in-class distribution, bolstered by our competitive advantages in technology, manufacturing and go-to-market capabilities. Allegion is dedicated to delivering value to our shareholders while advancing our vision to create a safer and more accessible world.

John H. Stone

President & CEO, Allegion plc

About Allegion™

At Allegion (NYSE: ALLE), we design and manufacture innovative security and access solutions that help keep people safe where they live, learn, work and connect. We're pioneering safety with our strong legacy of leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Our comprehensive portfolio of hardware, software and electronic solutions is sold around the world and spans residential and commercial locks, door closer and exit devices, steel doors and frames, access control and workforce productivity systems. Allegion had $4.1 billion in revenue in 2025. For more, visit www.allegion.com.

Scan here to get more information on our 2025 performance, or visit:
www.allegion.com/annualreport

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ALLEGION™
PIONEERING SAFETY™

© 2026 Allegion plc. All rights reserved. AD SYSTEMS, AUSTRAL LOCK, AXA, BOSS DOOR CONTROLS, BRICARD, BRIO, BRISANT SECURE, BRITON, CISA, DCI HOLLOW METAL, DEXTER, DORCAS, ELATEC, FALCON, FSH, GAINSBOROUGH, GATEWISE, GLYNN-JOHNSON, INTERFLEX, ISONAS, IVES, KRIEGER SPECIALTY PRODUCTS, KRYPTONITE, LCN, LEGGE, LEMAAR, LOCKNETICS, NTERNOW, NEXTDOOR COMPANY, NORMBAU, NOVAS, OVERTUR, PLANO, REPUBLIC, SCHLAGE, SIMONSVOSS, SOSS DOOR HARDWARE, STEELCRAFT, TGP, TRELOCK, TRIMCO, UAP, UNICEL ARCHITECTURAL, VON DUPRIN, WAITWHILE, YONOMI, ZENTRA and ZERO are the property of Allegion plc. or its respective subsidiaries. All other brand names, product names or trademarks are the property of their respective owners. STANLEY ACCESS TECHNOLOGIES is used with permission. STANLEY is the property of Stanley Logistics L.L.C.

Corporate Data

Shareholder Information Services

The company's 2025 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, and other company information, is available through Allegion's website, www.allegion.com. Securities analysts, portfolio managers and representatives of institutional investors seeking information about the company should contact:

Josh Pokrzywinski
Vice President, Investor Relations
463-210-8595

Jobi Coyle
Director, Investor Relations
317-810-3107

Annual General Meeting

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NYSE Ticker Symbol: ALLE

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V87106-P46475 ALLEGION PLC UNIT NO. 233 THE CAPEL BUILDING MARY'S ABBEY DUBLIN 7, D07 X324, IRELAND VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. U.S. Eastern Time on June 3, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. U.S. Eastern Time on June 3, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ALLEGION PLC 1. Election of Directors The Board of Directors recommends you vote FOR each of the following nominees: 2. Approve the compensation of our named executive officers on an advisory (non-binding) basis. 3. Advisory (non-binding) vote on whether an advisory shareholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years. 4. Ratify the appointment of our independent registered public accounting firm and authorize the Audit and Finance Committee of the Board of Directors to set the independent registered public accounting firm’s remuneration for the fiscal year ending December 31, 2026. 5. Renew the Board of Directors' authority to issue shares under Irish law. 6. Renew the Board of Directors' authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution under Irish law). The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote 1 year on the following proposal: The Board of Directors recommends you vote FOR proposals 4, 5 and 6. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. Susan L. Main 1b. Steven C. Mizell 1c. Nicole Parent Haughey 1d. Lauren B. Peters 1e. Ellen Rubin 1f. Gregg C. Sengstack 1g. John H. Stone 1h. Dev Vardhan For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! SCAN TO VIEW MATERIALS & VOTEw

V87107-P46475 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION. ADMISSION TICKET ALLEGION PLC ANNUAL GENERAL MEETING OF SHAREHOLDERS JUNE 4, 2026 4:30 p.m., local time The Shelbourne 27 St. Stephen's Green Dublin 2 Ireland THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST. NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED. ALLEGION PLC Annual General Meeting of Shareholders June 4, 2026 4:30 p.m., local time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) John H. Stone, Michael J. Wagnes and Joseph C. Blasko, or any of them, or any other person appointed by the Company's Board of Directors, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of ALLEGION PLC (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at The Shelbourne, 27 St. Stephen's Green, Dublin 2 Ireland, on Thursday, June 4, 2026 at 4:30 p.m., local time, or at any adjournments or amended locations and/or times thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournments. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Corporate Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him/her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS. Continued and to be signed on reverse side